Exhibit 2(k)






                              INSILCO CORPORATION,

                              ROLODEX CORPORATION,

                                   NEWELL CO.

                                       and

                              STERLING PLASTICS CO.


                            ------------------------

                            ASSET PURCHASE AGREEMENT

                            ------------------------



                                 for the Sale of

                                Certain Assets of

                               INSILCO CORPORATION

                                       and

                               ROLODEX CORPORATION


                          Dated as of February 12, 1997

                                TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----

ARTICLE I       Transactions.......................................................1
                1.1.       Purchase and Sale.......................................1
                1.2.       Excluded Assets.........................................4
                1.3.       Rolodex Liabilities.....................................5
                1.4.       Consents of Third Parties...............................7
                1.5.       Intercompany Accounts...................................7

ARTICLE II      Closing............................................................7
                2.1.       Closing.................................................7
                2.2.       Purchase Price and Payment..............................8
                2.3.       Other Deliveries........................................8

ARTICLE III     Representations and Warranties of Seller...........................9
                3.1.       Organization and Good Standing..........................9
                3.2.       Corporate Authority and Approval........................9
                3.3.       Capitalization of Rolodex PR; Ownership of
                           Rolodex PR Shares.......................................9
                3.4.       Consents................................................10
                3.5.       No Conflicts............................................10
                3.6.       Compliance with Laws....................................10
                3.7.       Financial Statements....................................11
                3.8.       Absence of Certain Changes or Events....................11
                3.9.       Title to Assets.........................................11
                3.10.      Intellectual Property...................................12
                3.11.      Commitments.............................................13
                3.12.      Litigation..............................................13
                3.13.      Insurance...............................................14
                3.14.      Employee Benefit Plans..................................14
                3.15.      Taxes...................................................16

                 3.16.      Undisclosed Liabilities..............................17
                 3.17.      Fees.................................................17
                 3.18.      Receivables..........................................17
                 3.19.      Inventory............................................17
                 3.20.      Environmental Matters................................18
                 3.21.      Arrangements with Related Parties....................19
                 3.22.      Customers and Suppliers..............................19
                 3.23.      Employees and Labor Relations........................20
                 3.24.      Copies of Documents..................................20
                 3.25.      Franklin Asset Purchase Agreement....................20
                 3.26.      Real Property........................................20
                 3.27.      Disclaimer...........................................20

ARTICLE IV       Representations and Warranties of Purchaser and Parent..........21
                 4.1.       Organization and Good Standing.......................21
                 4.2.       Corporate Authority and Approval.....................21
                 4.3.       Consents.............................................22
                 4.4.       No Conflicts.........................................22
                 4.5.       Funds Available......................................22
                 4.6.       Litigation...........................................22
                 4.7.       Fees.................................................22

ARTICLE V        Covenants of Seller.............................................22
                 5.1.       Cooperation by Seller................................22
                 5.2.       Conduct of Rolodex Business..........................23
                 5.3.       Access...............................................25
                 5.4.       No Solicitation......................................25
                 5.5.       Certification of Net Investment......................25
                 5.6.       Name Change..........................................26
                 5.7.       Further Assurances...................................26

ARTICLE VI       Covenants of Purchaser and Parent...............................26

                 6.1.       Cooperation by Purchaser and Parent..................26
                 6.2.       Preservation of Books and Records....................27
                 6.3.       Sellers' Representations Modified By
                            Purchaser's or Parent's Knowledge....................28

ARTICLE VII      Conditions to Purchaser's and Parent's Obligations..............28
                 7.1.       Representations, Warranties and Covenants of
                            Seller...............................................28
                 7.2.       Consents.............................................29
                 7.3.       No Prohibitions......................................29
                 7.4.       Corporate Documents..................................29
                 7.5.       Encumbrances.........................................29
                 7.6.       Deliveries by Seller.................................29
                 7.7.       Consents.............................................29
                 7.8.       Preclosing Net Investment............................29
                 7.9.       No Adverse Proceeding................................30
                 7.10.      Resignation of Rolodex PR Board of Directors.........30

ARTICLE VIII     Conditions To Seller's Obligations..............................30
                 8.1.       Representations, Warranties and Covenants of
                            Purchaser............................................30
                 8.2.       Consents.............................................30
                 8.3.       No Prohibitions......................................31
                 8.4.       Corporate Documents..................................31
                 8.5.       Deliveries by Purchaser..............................31
                 8.6.       No Adverse Proceeding................................31

ARTICLE IX       Income Taxes; Tollgate Taxes; Allocation of Purchase Price......31
                 9.1.       Indemnification......................................31
                 9.2.       Filing Responsibility................................32
                 9.3.       Refunds..............................................33
                 9.4.       Audits...............................................34
                 9.5.       Cooperation..........................................34

                 9.6.       Purchase Price Allocation............................34
                 9.7.       Section 338 Elections and Forms......................35

ARTICLE X        Employment Matters..............................................36
                 10.1.      Employment Offers....................................36
                 10.2.      Employment Arrangements; Collective
                            Bargaining Agreement and Retained Employee
                            Compensation Agreements..............................36
                 10.3.      Assumption of Rolodex PR Pension Plan................36
                 10.4.      401(k) Plan..........................................36
                 10.5.      Insilco Pension Plan.................................37
                 10.6.      Insilco Long-Term Incentive Plan.....................37
                 10.7.      Other Benefit Plans..................................37
                 10.8.      Severance............................................38
                 10.9.      W-2 Matters..........................................38
                 10.10.     Multiemployer Plan...................................39
                 10.11.     Substitution of Parent...............................40
                 10.12.     Indemnity............................................40

ARTICLE XI       Termination, Amendment and Waiver...............................40
                 11.1.      Termination..........................................40
                 11.2.      Effect on Obligations................................40

ARTICLE XII      Indemnification.................................................41
                 12.1.      Survival.............................................41
                 12.2.      Indemnification......................................41
                 12.3.      Procedures for Claims................................42
                 12.4.      Other Provisions.....................................44

ARTICLE XIII     Miscellaneous...................................................45
                 13.1.      Noncompetition; Non-Solicitation.....................45
                 13.2.      Collection of Receivables; Other Assets..............46
                 13.3.      Mail 46

                 13.4.      Bulk Sales Laws......................................46
                 13.5.      Expenses.............................................47
                 13.6       Exclusive Agreement; No Third-Party
                            Beneficiaries........................................47
                 13.7.      Governing Law, Etc...................................47
                 13.8.      Successors and Assigns...............................47
                 13.9.      Publicity............................................48
                 13.10.     Severability.........................................48
                 13.11.     Notices..............................................48
                 13.12.     Counterparts.........................................49
                 13.13.     Interpretation.......................................50
                 13.14.     Amendment............................................50
                 13.15.     Extension; Waiver....................................50
                 13.16.     Incorporation of Exhibits and Schedules..............50

                            ASSET PURCHASE AGREEMENT


                  This ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of February 12, 1997, among Insilco Corporation, a Delaware corporation ("INSILCO"), Rolodex Corporation, a Delaware corporation ("RC") (Insilco and RC being referred to herein individually and collectively as "SELLER"), Newell Co., a Delaware corporation ("PARENT"), and Sterling Plastics Co., a New Jersey corporation and a wholly owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H:
                              --------------------

                  WHEREAS, Insilco directly and through its wholly owned subsidiaries Rolodex de Puerto Rico, Inc., a Delaware corporation ("ROLODEX PR"), and RC is engaged in the manufacture and sale of personal information filing systems, personal organizers, paper punches and certain other office products (the "ROLODEX BUSINESS"); and

                  WHEREAS, Purchaser desires to purchase from Seller substantially all of the assets of the Rolodex Business and Seller desires to sell to Purchaser such assets, upon the terms and subject to the conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                  TRANSACTIONS
                                  ------------

         1.1. PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1), Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to its business, properties and assets that are used or held for use primarily (except as provided below) in, or relate primarily (except as provided below) to, the conduct of the Rolodex Business, of whatever kind or nature, real or personal, tangible or intangible, known or unknown, actual or contingent, and wherever located, as the same may exist on the Closing Date (as defined in Section 2.1) (collectively, the "ACQUIRED ASSETS"), including all of Seller's right, title and interest in and to the following:

                           (i) all machinery, equipment, vehicles, office
                  furniture, tools, computers, molds and parts and other tangible property used primarily in the conduct of the Rolodex Business;

                           (ii) all Inventory (as defined in Section 3.19);

                           (iii) all Receivables (as defined in Section 3.18)
                  and other evidences of indebtedness of and rights to receive payments from any individual, partnership, corporation, trust, association, limited liability company, Governmental Authority (as defined in Section 3.4) or any other entity (each, a "PERSON") arising out of the Rolodex Business (including the promissory note in the original principal amount of $50,000 from Brian P. Sullivan to Insilco, dated September 28, 1989);

                           (iv) subject to Section 1.4, all Commitments (as
                  defined in Section 3.11) including, without limitation, Seller's right to receive payment for products sold or services rendered pursuant to, and to receive goods and services pursuant to, the Commitments and to assert claims and take other rightful actions with respect to breaches, defaults and other violations of the Commitments;

                           (v) originals or copies of all (A) sales and
                  promotional literature and catalogues, (B) books, records, files and data (including books and records relating to Inventory, purchasing, accounting, sales, pricing, engineering, manufacturing, maintenance, repairs, marketing, banking, Intellectual Property (as defined in Section 3.10), shipping needs, customers and suppliers), and (C) recorded knowledge, engineering reports, surveys, sales data, research material and data, technical information, computerized storage media and quality control data, in the case of each of clauses
                  (A), (B) and (C), to the extent pertaining exclusively to the Rolodex Business, however evidenced (including, without limitation, by computer disk or tape), and (D) personnel records and files relating exclusively to Transferred Employees (as defined in Section 10.1) to the extent transfer of such records and files is permitted by law;

                           (vi) all Intellectual Property, including without
                  limitation those items listed in Schedule 3.10 to the disclosure schedule delivered by Seller to Purchaser herewith (the "DISCLOSURE SCHEDULE"), all know-how relating to the Rolodex Business and all goodwill associated therewith, along with all income, royalties, damages and payments due or payable to Seller at the Closing or thereafter related to any of the Intellectual Property, and all rights of Seller to sue and recover for past or future infringements or misappropriation of any of the Intellectual Property;

                           (vii) the Asset Purchase Agreement, dated as of
                  October 4, 1996, between Insilco and Franklin Electronic Publishers, Incorporated ("FRANKLIN") (the "FRANKLIN ASSET PURCHASE AGREEMENT") and the Trademark License Agreement, dated October 4, 1996, by and between Insilco and

                  Franklin (the "FRANKLIN LICENSE AGREEMENT"), and all rights of Seller under those agreements;

                           (viii) all of the issued and outstanding capital
                  stock of Rolodex PR (the "ROLODEX PR SHARES");

                           (ix) all claims, deposits, prepayments, prepaid
                  assets, refunds, causes of action, choses in action, rights of recovery, rights of recoupment and setoff rights of any kind (collectively, "CLAIM RIGHTS") relating exclusively to the Rolodex Business (including, to the extent Seller is able to transfer such rights, all rights of recovery under Insurance Policies (as defined in Section 3.13) of Seller with respect to any Rolodex Liability (as defined in Section 1.3) or any casualty affecting the Acquired Assets);

                           (x) all rights to receive and retain mail and other
                  communications to the extent pertaining to the Rolodex Business ("COMMUNICATIONS RIGHTS");

                           (xi) all rights to any products under research or
                  development primarily for the Rolodex Business;

                           (xii) to the extent legally assignable, all permits,
                  approvals, authorizations, licenses, variance permissions or product registrations required by Governmental Authorities under any applicable laws ("PERMITS"), or applications therefor, relating exclusively to the Rolodex Business;

                           (xiii) any other tangible assets of Seller primarily
                  related to the Rolodex Business and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes, but which are still used primarily by, or are of value primarily to, the Rolodex Business;

                           (xiv) any cash or cash equivalents reflected as an
                  asset on the Pre-Closing Statement of Net Investment (as defined in Section 5.5);

                           (xv) all properties and assets, whether or not of a
                  type listed in any of clauses (i) through (xiv) of this
                  Section 1.1, that are located at the Rolodex Business' facility in Secaucus, New Jersey; and

                           (xvi) all goodwill associated with the Rolodex
                  Business as a going concern.

The certificates of deposit owned by Rolodex PR (the "Rolodex PR CDs") will be acquired by Purchaser by virtue of its acquisition of the Rolodex PR Shares.

         1.2. EXCLUDED ASSETS. Notwithstanding anything in Section 1.1 to the contrary, specifically excluded from the Acquired Assets are the following (collectively, the "EXCLUDED ASSETS"):

                           (i) all right, title, and interest in and to the mark
                  INSILCO(R), all derivations thereof and all goodwill generated thereby or associated therewith;

                           (ii) all cash and cash equivalents (including for
                  this purpose all collected funds and items in the process of collection received in bank accounts associated with the Rolodex Business through 11:59 p.m., New York City time, on the day prior to Closing Date), except for any cash or cash equivalents reflected as an asset on the Pre-Closing Statement of Net Investment and except for petty cash, if any, physically located at the Rolodex Business' facilities in Secaucus, New Jersey and Puerto Rico (and not in bank accounts), not to exceed $1,000 in either location;

                           (iii) all refunds (including by credit) with respect
                  to Income Taxes or Tollgate Taxes (each as defined in Section 9.1) except to the extent set forth in Section 9.3;

                           (iv) any assets to the extent relating to any of the
                  Excluded Assets or the Excluded Liabilities (as defined in
                  Section 1.3), including, without limitation, any books, records, files or data (including all Income Tax returns and Tollgate Tax returns and related work papers), insurance proceeds, Claim Rights and Communication Rights; PROVIDED, HOWEVER, that Seller shall furnish to Purchaser copies of such books and records to the extent they relate to Rolodex Liabilities or Acquired Assets;

                           (v) the assets of the Insilco 401(k) Plan (as defined
                  in Section 10.4) and the assets of the Insilco Pension Plan (as defined in Section 10.5);

                           (vi) all Insurance Policies of Seller other than
                  rights under such Insurance Policies with respect to any Rolodex Liability or any casualty affecting any of the Acquired Assets;

                           (vii) any shares held by Seller or Rolodex PR in
                  Insilco's subsidiary, Signal Dominicana S.A.; and

                           (viii) any other assets set forth as Excluded Assets
                  in the Disclosure Schedule.

         1.3. ROLODEX LIABILITIES. (a) Purchaser and Parent each agrees and understands that, from and after the Closing, except for the liabilities and obligations of Seller specifically provided for in Sections 1.3(c) and 1.3(d) as being retained by Seller (the "EXCLUDED LIABILITIES"), neither Seller nor any of its affiliates shall have any liability or responsibility for any liability or obligation of or arising out of or relating to the Rolodex Business, or the ownership or operation by Seller of the Rolodex Business (including, in each case, as to Environmental Matters (as defined in Section 3.20)), of whatever kind or nature, whether contingent or absolute, whether arising prior to or on or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement (such liabilities and obligations, except for the Excluded Liabilities, being collectively referred to as the "ROLODEX LIABILITIES"). Accordingly, Purchaser and Parent each agrees that, effective upon the Closing, Purchaser shall assume and be responsible for and Purchaser and Parent shall jointly and severally indemnify Seller and its affiliates and hold each of them harmless against any liability, loss, damage, claim (including third party claims, whether or not meritorious), cost or expense (including reasonable attorneys' fees and disbursements) (collectively, "LOSSES") incurred or suffered by any of them arising out of any of the Rolodex Liabilities.

                  (b) Without in any way limiting the generality of Section 1.3(a), effective upon the Closing, Purchaser hereby assumes and agrees timely to perform all of Seller's obligations under the Franklin License Agreement.

                  (c) Anything in this Agreement to the contrary notwithstanding, Purchaser shall not assume, and Seller shall be responsible for the payment, performance and discharge of and shall indemnify Purchaser and its affiliates and hold each of them harmless against any Losses incurred or suffered by any of them arising out of any of the following liabilities and obligations of Seller:

                           (i) any and all liabilities and obligations of Seller
                  under its Credit Agreement, dated as of October 21, 1994 with Citicorp USA Inc. and Pearl Street L.P. as Co-Agents, Citicorp USA, Inc. as Administrative Agent and certain Institutions (as defined therein) and the other agreements with the lenders thereunder entered into pursuant thereto (the "SELLER CREDIT AGREEMENT");

                           (ii) any and all liabilities and obligations of
                  Seller or any of its affiliates, in its capacity as seller of the Acquired Assets, arising under this Agreement (including, without limitation, Sections 3.17 and 13.5);

                           (iii) any and all liabilities and obligations for
                  Income Taxes or Tollgate Taxes to the extent set forth in
                  Section 9.1;

                           (iv) any and all liabilities and obligations of
                  Seller under the Stock Purchase Agreement, dated September 3, 1996, between RC and Esselte Corporation, including the liability under the lease agreement between Curtis Manufacturing Co., Inc. and Ragged Edge Realty, dated November 5, 1987, as amended, for certain property located in Jaffrey, New Hampshire;

                           (v) the liability for certain retention and
                  remuneration awards and certain payments to John A. Bermingham referred to in Section 10.2;

                           (vi) any and all liabilities under the Insilco 401(k)
                  Plan, the Insilco Pension Plan or the Insilco Incentive Plan (as defined in Section 10.6);

                           (vii) the liability for wages and payroll deductions
                  with respect to Employees (as defined in Section 10.1) of Seller to the extent set forth in Section 10.7; and

                           (viii) any and all liabilities that arose out of the
                  operation of the Rolodex Business and that are for contamination on, or personal injury occurring on, any real property owned or leased by the Rolodex Business prior to the date hereof but no longer owned or otherwise used as of the date hereof.

                  (d) (i) Anything in this Agreement to the contrary notwithstanding, any Losses arising out of any of the Rolodex Liabilities relating to the previously divested electronics products business of the Rolodex Business shall be treated in the following manner:

                                    (x) any Losses arising out of any claim
                           asserted by Franklin or its affiliates against Seller or its affiliates pursuant to the Franklin Asset Purchase Agreement shall be the responsibility of Purchaser and Parent; and

                                    (y) any Losses arising out of a claim
                           asserted by any Person other than Franklin or its affiliates against Seller or its affiliates pursuant to the Franklin Asset Purchase Agreement (1) shall be the responsibility of Seller and not of Purchaser or Parent if Purchaser, as assignee of Seller, has no right to indemnification with respect to such claim from Franklin under the Franklin Asset Purchase Agreement (including without limitation claims asserted against Seller by any Governmental Authority for violations of Law), and (2) shall be the responsibility of Purchaser and Parent if Purchaser, as assignee of Seller, has a right to indemnification with respect to such claim from Franklin under the Franklin Asset Purchase Agreement.

                           (ii) Purchaser does not assume any of the obligations
contained in Section 5.01(b), 5.07 or 5.08 of the Franklin Asset Purchase Agreement, but does assume all of Seller's other obligations under such Agreement including Section 6.01 thereof.

                           (iii) Nothing in this Section 1.3(d) shall relieve
Purchaser or Parent from its obligations under Section 1.3(b).

         1.4. CONSENTS OF THIRD PARTIES. Notwithstanding anything in this Agreement to the contrary, to the extent the assignment of any Commitment to be assigned to Purchaser pursuant to the provisions hereof shall require the consent of any other party, this Agreement shall not constitute a breach thereof or create rights in others not desired by Purchaser. If any such consent is not obtained and the Closing occurs, Seller shall, at Purchaser's expense, cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefit of any such Commitment, including enforcement of any and all rights of Seller against the other party to any Commitment arising out of the breach or cancellation thereof by such party or otherwise.

         1.5. INTERCOMPANY ACCOUNTS. Effective upon the Closing, all intercompany accounts reflecting amounts owing from Seller to Rolodex PR or from Rolodex PR to Seller shall be canceled. Such cancellation shall be effectuated by the declaration prior to the Closing of a dividend in the amount of the net intercompany receivable of Rolodex PR from Seller, which dividend shall be declared out of the Industrial Development Income ("IDI") earned with respect to fiscal 1995, 1996 and 1997 (calculated as though the 1997 fiscal year had ended on the day preceding the Closing Date) in the same proportion that each such fiscal year's IDI bears to the sum of the IDI for fiscal 1995, 1996 and 1997.

                                   ARTICLE II

                                     CLOSING
                                     -------

         2.1. CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") shall be held at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at 9:00 a.m., New York City time, on the fifth business day after the termination or expiration of the applicable waiting period (and any extension thereof) under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), or at such other place, time or date as Purchaser and Seller may agree (the "CLOSING DATE").

         2.2. PURCHASE PRICE AND PAYMENT. (a) The aggregate purchase price to be paid by Purchaser to Seller for the Acquired Assets (the "PURCHASE PRICE") shall be $117,000,000.

                  (b) Payment of the Purchase Price shall be in U.S. dollars, and shall be made no later than 12:00 noon, New York City time, on the Closing Date by wire transfer of immediately available funds to an account or accounts of Seller at a bank or banks specified by Seller. If all conditions to Purchaser's obligation to close are satisfied (or waived by Purchaser) but payment of the Purchase Price is not initiated by 12:00 noon, New York City time, on the Closing Date, Purchaser shall pay to Seller, in the manner set forth above, interest on the Purchase Price at an annual rate equal to the then prime rate as published from time to time by Citibank, N.A. from and including the Closing Date to but not including the next business day following the Closing Date.

         2.3. OTHER DELIVERIES. At the Closing, (i) Seller shall deliver to Purchaser (1) duly executed instruments of transfer and assignment of the Acquired Assets sufficient to vest in Purchaser the interests in the Acquired Assets being conveyed at the Closing in accordance with the terms of this Agreement, in the forms included as Exhibit 2.3A attached hereto, (2) stock certificates evidencing the Rolodex PR Shares duly endorsed in blank or accompanied by duly executed stock powers in blank, and (3) a written temporary license to use the INSILCO(R) trademark for six months, as well as the other deliveries required by Article VII; and (ii) Purchaser and Parent shall deliver to Seller duly executed instruments of assumption evidencing the assumption by Purchaser of the Rolodex Liabilities in accordance with the terms of this Agreement, in the form included as Exhibit 2.3B attached hereto, as well as the other deliveries required by Article VIII. Purchaser and Seller shall bear equally the cost of any documentary, stamp, sales, excise, transfer, gross receipts or other taxes payable (which shall in no event include taxes that are an Excluded Liability) in respect of the sale of the Acquired Assets, and Purchaser shall prepare and file, subject to Seller's review and consent, which consent shall not be unreasonably withheld, all returns with respect to such taxes. Purchaser shall furnish Seller at the Closing and from time to time thereafter such "sale for resale" certificates as Seller may request.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

                  Seller hereby represents and warrants to Purchaser and Parent as follows:

         3.1. ORGANIZATION AND GOOD STANDING. Each of Seller and Rolodex PR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate right, power and authority to own, operate and lease all of the facilities, properties and assets it currently owns or leases and to carry on the Rolodex Business as it is currently conducted. Each of Seller and Rolodex PR is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character or location of the facilities, properties and assets now owned, operated or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified and where the failure so to qualify would, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Rolodex Business (a "MATERIAL ADVERSE EFFECT").

         3.2. CORPORATE AUTHORITY AND APPROVAL. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except that enforceability is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         3.3. CAPITALIZATION OF ROLODEX PR; OWNERSHIP OF ROLODEX PR SHARES. (a) The authorized capital stock of Rolodex PR consists of 1000 shares of common stock, par value $1.00 per share, of which 100 shares, constituting the Rolodex PR Shares, are issued and outstanding. All of the issued and outstanding Rolodex PR Shares have been validly issued and are fully paid and nonassessable. Insilco is the record and beneficial owner of the Rolodex PR Shares. Except for the Rolodex PR Shares, there are no shares of capital stock or other equity securities of Rolodex PR outstanding, nor are there any securities outstanding convertible into, exchangeable for or carrying the right to acquire, or any voting agreements with respect to, any equity securities of Rolodex PR or any subscriptions, warrants, options, rights or other arrangements obligating Rolodex PR to issue or acquire any of its equity securities.

                  (b) Upon delivery to Purchaser at the Closing of certificates representing the Rolodex PR Shares, duly endorsed by Seller for transfer to Purchaser or accompanied by duly executed stock powers in blank, and upon the receipt by Seller of the Purchase Price, legal and valid title to the Rolodex PR Shares will pass to Purchaser, free and clear of any liens, security interests or other encumbrances ("ENCUMBRANCES"). Other than this Agreement and the Seller Credit Agreement, the Rolodex PR Shares are not subject to any voting trust agreement or other Commitment, including any such Commitment restricting or otherwise relating to the voting, dividend rights or disposition of the Rolodex PR Shares.

                  (c) Other than the Rolodex PR Shares, the Acquired Assets do not include the stock of, or any equity participation in, any Person.

         3.4. CONSENTS. Except as set forth in the Disclosure Schedule, no consent, approval, authorization or exemption from any governmental or administrative authority, whether foreign, federal, state, provincial or local, or any political subdivision or agency of any of the foregoing ("GOVERNMENTAL AUTHORITY"), is required to be obtained by Seller or Rolodex PR in connection with the execution, delivery and performance by Seller of this Agreement or the taking by Seller or Rolodex PR of any action contemplated hereby, other than (i) filings in compliance with HSR Act, (ii) filings in compliance with the New Jersey Industrial Site Recovery Act ("ISRA"), if any, and (iii) routine filings, if any, required by the corporate laws of jurisdictions in which Seller or Rolodex PR is qualified to transact business as a foreign corporation.

         3.5. NO CONFLICTS. Except as set forth in the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any required consents referred to in Section 3.4, (i) violate any provision of the charter or by-laws of Seller or Rolodex PR, (ii) violate any order, judgment, writ, injunction, arbitration award or decree (collectively "COURT ORDER") applicable to Seller or Rolodex PR or (iii) conflict with or result in the breach of any agreement reflecting obligations of Seller or Rolodex PR for borrowed money, in each case except for violations, conflicts, breaches or defaults which individually or in the aggregate would not have a Material Adverse Effect.

         3.6. COMPLIANCE WITH LAWS. Except as set forth in the Disclosure Schedule, to Seller's knowledge, the Rolodex Business is in compliance with all applicable federal, state, local and foreign laws, rules and regulations ("LAWS") currently in effect, all of its existing Permits and all outstanding Court Orders, except where the failure to comply therewith, individually or in the aggregate, does not have a Material Adverse Effect. Neither Seller with respect to the Rolodex Business nor Rolodex PR has, since January 1, 1995, received any written notice from any Governmental Authority alleging any non-compliance of any Laws, Permits or Court Orders other than non-compliances which (together with the consequences thereof) have been cured or which individually or in the aggregate do not have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, Seller and Rolodex PR have all Permits necessary for the conduct of the Rolodex Business as presently conducted, except where the absence thereof, individually or in the aggregate, does not have a Material Adverse Effect, and all of such Permits are valid and in full force and effect and will not be invalidated by the consummation of the transactions contemplated hereby, except where the failure to be valid and in full force and effect or where the invalidity would not, individually or in the aggregate, have a Material Adverse Effect.

         3.7. FINANCIAL STATEMENTS. Seller has delivered to Purchaser unaudited combined statements of net investment of the Rolodex Business as at December 31, 1994, 1995 and 1996 and unaudited combined statements of income and cash flow of the Rolodex Business for the fiscal year ended December 31, 1994, 1995 and 1996, including the notes thereto (collectively, the "FINANCIAL STATEMENTS"), a copy of each of which is included in the Disclosure Schedule. The Financial Statements present fairly in all material respects the combined financial position and combined results of operations and cash flow of the Rolodex Business as at the respective dates indicated and for the respective periods then ended in conformity with generally accepted accounting principles except as set forth in the footnotes thereto or in the Disclosure Schedule.

         3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Disclosure Schedule or permitted or contemplated by this Agreement, since December 31, 1996, (A) the Rolodex Business has been conducted in the ordinary course of business (other than actions taken in connection with the potential sale of the Rolodex Business), (B) the Rolodex Business has not experienced any change which, individually or in the aggregate, has a Material Adverse Effect, and (C) neither Seller nor Rolodex PR has taken any of the actions or has permitted to occur any of the events specified in Section 5.2(a) or entered into a legally binding Commitment to do any of the foregoing, except as would not have a Material Adverse Effect.

         3.9. TITLE TO ASSETS. (a) Seller has good and marketable title to or a valid leasehold in all of the assets and properties relating to the Rolodex Business which it purports to own or lease and Rolodex PR has good and marketable title to or a valid leasehold in all of the assets and properties which it purports to own or lease and, in each case, which are material to the business or financial condition of the Rolodex Business ("MATERIAL"), free and clear of all Encumbrances, except (i) as set forth in the Disclosure Schedule,
(ii) liens for Taxes which are not yet due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been provided for, and (iii) minor imperfections of title, none of which is substantial in amount nor materially detracts from the value or impairs the use of the asset or property or the operations of the Rolodex Business (collectively, "PERMITTED ENCUMBRANCES"). Neither Seller in respect of the Rolodex Business nor Rolodex PR owns any real property.

                  (b) Seller does not own or lease any assets, other than the Acquired Assets and the Excluded Assets, which are used in and are significant to the operation of the Rolodex Business.

                  (c) When Purchaser acquires title to the Acquired Assets pursuant to this Agreement, none of the Acquired Assets will remain subject to any Encumbrances under the Seller Credit Agreement, all of which shall have been fully and finally released as to all of the Acquired Assets.

                  (d) To Seller's knowledge, the machinery and equipment used in the conduct of the Rolodex Business are in adequate operating condition and repair (subject to normal wear and tear) and are adequate for the particular purpose for which they are being used, except for machinery and equipment the cost of repair or replacement of which is included in Seller's 1996 or 1997 Budget.

         3.10. INTELLECTUAL PROPERTY. The Disclosure Schedule sets forth a list, as of the date hereof, of all letters patent, patent applications, utility models, utility model applications, trademarks, trade names, service marks, trademark registrations and applications, copyrights and copyright registrations and applications which are used or held for use by Seller or Rolodex PR primarily in the conduct of the Rolodex Business (the "INTELLECTUAL PROPERTY") which are Material and all Material Commitments with respect to Intellectual Property (including Material computer software licenses) to which Seller or Rolodex PR is a party. Except as set forth in the Disclosure Schedule, (a) Seller or Rolodex PR owns or has a binding, enforceable right to use all of the Intellectual Property except where the failure to have such rights individually or in the aggregate would not have a Material Adverse Effect; (b) the conduct of the Rolodex Business as now being conducted does not conflict with any intellectual property rights of others in the United States or Canada in any way which, individually or in the aggregate, has a Material Adverse Effect, and, to Seller's knowledge, the conduct of the Rolodex Business as now being conducted does not conflict with any intellectual property rights of others in any other jurisdiction in any way which, individually or in the aggregate, has a Material Adverse Effect; and (c) to Seller's knowledge, none of the Intellectual Property is being infringed upon by others in any way which, individually or in the aggregate, has a Material Adverse Effect.

         3.11. COMMITMENTS. The Disclosure Schedule sets forth a list, as of the date hereof, of each contract, agreement or commitment relating to the Rolodex Business to which Seller or Rolodex PR is a party or by which Seller or Rolodex PR is bound (collectively, the "COMMITMENTS") (a) which involves an aggregate consideration of more than $150,000 per year, including, without limitation, all such Commitments which are (i) Commitments for capital expenditures, (ii) manufacturing, distribution, dealer or sales agency or representative Commitments, (iii) guarantees of third party obligations, and (iv) Commitments for the sale of any assets, but excluding purchase orders or other Commitments for the purchase of raw materials, components or supplies and sales orders or other Commitments for the sale of finished goods entered into in the ordinary course of business; (b) which restricts the kinds of businesses in which Seller in respect of the Rolodex Business, or Rolodex PR may engage or the geographical area in which Seller, in respect of the Rolodex Business, or Rolodex PR may conduct its business; (c) which is an indenture, mortgage, loan agreement or other Commitment for the borrowing of money or a line of credit (other than the Seller Credit Agreement); (d) which is a collective bargaining agreement; (e) which is a Material license (whether as licensor or licensee) or similar agreement permitting the use of any Intellectual Property; (f) which is a joint venture, partnership or similar agreement; (g) which is an agreement under which Seller has advanced or loaned any amount to any employee of the Rolodex Business; (h) which is an agreement entered into since January 1, 1995 which imposes an obligation on Seller or Rolodex PR to keep information of another Person confidential (other than those agreements entered into in connection with the transactions contemplated hereby, or which are not Material); (i) which is a written agreement (1) for employment on a full-time, part-time, consulting or other basis with respect to any individual who received total compensation in 1996 in excess of $50,000 or who has an annual base compensation for 1997 in excess of $50,000 or (2) providing for severance payments in excess of $50,000; (j) which is a real property lease; or (k) which is not of the foregoing type and is Material. Except as set forth in the Disclosure Schedule, each of such Commitments is a valid and binding obligation of Seller or Rolodex PR, and is enforceable against Seller or Rolodex PR in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and neither Seller nor Rolodex PR nor, to the knowledge of Seller, any other party is in default under any Commitment, except in each case for such failures to be valid, binding and enforceable and for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect.

         3.12. LITIGATION. Except as set forth in the Disclosure Schedule, there is no action, suit, claim, hearing or proceeding in any federal, state, local or foreign court or before any Governmental Authority ("LITIGATION") pending or, to Seller's knowledge, threatened against Seller with respect to the Rolodex Business or Rolodex PR or, to Seller's knowledge, any investigation by any court or Governmental Authority of Seller with respect to the Rolodex Business or Rolodex PR pending or threatened (i) with respect to which there is a reasonable likelihood of a determination or settlement which, individually, would result in a liability to Seller or Rolodex PR in excess of $50,000 or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Except as set forth in the Disclosure Schedule, neither Seller nor Rolodex PR is subject to any outstanding Court Orders that, individually or in the aggregate, have a Material Adverse Effect.

         3.13. INSURANCE. The Disclosure Schedule sets forth a list, as of the date hereof, of all casualty, general liability and other insurance policies maintained by Seller or Rolodex PR relating to the Rolodex Business (the "INSURANCE POLICIES"), and Seller has made available to Purchaser correct and complete copies of all such policies. Each of the Material Insurance Policies is in full force and effect and no written notice has been received by Seller or Rolodex PR from any insurance carrier purporting to cancel coverage under any of the Insurance Policies which cancellation would have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the Disclosure Schedule, there are no pending Material claims against the Insurance Policies by Seller with respect to the Rolodex Business or by Rolodex PR as to which the insurers have denied liability in writing. Seller and Rolodex PR have made timely premium payments with respect to all of the Material Insurance Policies. Since December 31, 1996, the Rolodex Business has not suffered any theft, damage, destruction or casualty loss to any of its physical assets, whether or not covered by insurance, which, individually or in the aggregate, has a Material Adverse Effect.

         3.14. EMPLOYEE BENEFIT PLANS. (a) The Disclosure Schedule lists all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all other employee benefits arrangements and policies (including individual written employment, consulting or severance arrangements providing for payment to an individual of an amount in excess of $50,000 per year), termination or severance policies and bonus programs relating to the Rolodex Business which are maintained or contributed to by Seller or Rolodex PR and (except with respect to individual written employment, consulting or severance arrangements) which have a value to each employee covered by such plan, arrangement or policy of at least $5,000 per year or a cost to Seller or Rolodex PR of at least $50,000 per year (the "ROLODEX BENEFIT Plans"). Seller has provided to Purchaser (a) true and complete copies of all Rolodex Benefit Plans; (b) the most recent annual actuarial evaluation, if any, prepared for each Rolodex Benefit Plan; (c) the most recent annual report (series 5500), if any, required under ERISA with respect to each Rolodex Benefit Plan; (d) the most recent determination letter received from the Internal Revenue Service (the "IRS") or Puerto Rico Treasury Department, if any, for each Rolodex Benefit Plan; and (e) the most recent Summary Plan Description, if any, required under ERISA with respect to each Rolodex Benefit Plan. Except as set forth in the Disclosure Schedule, (i) with respect to each Rolodex Benefit Plan that is intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE") or under Section 165(a) of the Puerto Rico Income Tax Act of 1954, as amended, and is maintained by Seller or Rolodex PR for any of their employees, (x) Seller or Rolodex PR has obtained a favorable determination letter from the IRS or Puerto Rico Treasury Department, (y) such plan has been operated in compliance with ERISA and the Code and the regulations thereunder and in accordance with its terms and the requirements of all other applicable statutes covering such plan except where the failure to so comply does not, individually or in the aggregate, have a Material Adverse Effect, and (z) Seller and Rolodex PR are not, and to Seller's knowledge no other Person is, engaged in a transaction prohibited by Section 4975 of the Code or Section 406 of ERISA which would result in a liability to Seller and Rolodex PR which would, individually or in the aggregate, have a Material Adverse Effect; (ii) each Rolodex Benefit Plan which is subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code except for any failure to comply which would not, individually or in the aggregate, have a Material Adverse Effect; (iii) no reportable event, within the meaning of Section 4043 of ERISA, has occurred with respect to any Rolodex Benefit Plan which is subject to Title IV of ERISA, other than reportable events with respect to which notice has been waived by the Pension Benefit Guaranty Corporation or which would not, individually or in the aggregate, have a Material Adverse Effect; and (iv) there are no actions pending or, to Seller's knowledge, threatened before any court or Governmental Authority, against any benefit plans maintained by Seller with respect to the Rolodex Business or by Rolodex PR (excluding any "multiemployer plan" within the meaning of Section 3(37) of ERISA and those plans or coverages administered by third parties) with respect to which there is a reasonable likelihood of a determination or settlement which, individually or in the aggregate, would have a Material Adverse Effect.

                  (b) All contributions to each Rolodex Benefit Plan for all benefits earned and other liabilities accrued through the Closing Date, determined in accordance with the terms and conditions of each such Rolodex Benefit Plan, ERISA and the Code, will have been paid or otherwise provided for prior to the Closing. With respect to any Rolodex Benefit Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA and to which Seller has any obligation to contribute: (i) Seller has provided to Purchaser any Material document relating to Seller's obligation to contribute to any such plan and the most recent statements of unfunded vested benefits provided to Seller, if any, by the administrator of such plan; (ii) Seller has made or will make prior to the Closing all contributions required in connection with any such multiemployer plan to be made on or prior to the Closing by the terms of the multiemployer plan or by the terms of any collective bargaining agreement; and
(iii) Seller has not withdrawn from and (except for any withdrawal that would result from the transactions contemplated hereby but for compliance with Section 4204 of ERISA) does not expect to withdraw from, nor has any withdrawal liability (as defined in Section 4201 of ERISA) been assessed against Seller with respect to, any multiemployer plan.

         3.15. TAXES. (a) Except as set forth in the Disclosure Schedule, all Material Tax (as defined in Section 3.15(f)) returns required to be filed by Seller with respect to the Rolodex Business or by Rolodex PR have been filed in a timely manner (taking into account all extensions of due dates), and Seller and Rolodex PR have paid all Taxes required to be paid, except as would not have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, no deficiencies for any Taxes have been asserted or assessed in writing against Seller with respect to the Rolodex Business or against Rolodex PR which remain unpaid and which individually or in the aggregate are Material.

                  (b) Except as set forth in the Disclosure Schedule, Rolodex PR is in compliance with the terms of the Current Tax Grant (as defined below), and was in compliance with the terms of the Prior Tax Grant (as defined below) for all years covered by such Tax Grant except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. The term "CURRENT TAX GRANT" means the grant of industrial tax exemption issued under the provisions of Act No. 8 of January 24, 1987 of the Commonwealth of Puerto Rico, as amended, in Case No. 88-8-I-29, as amended, and the term "Prior Tax Grant" means the grant of industrial tax exemption issued under the provisions of Act No. 57 of June 13, 1963 of the Commonwealth of Puerto Rico, as amended, in Case No. 73-57-I-5, as amended.

                  (c) Except as set forth in the Disclosure Schedule, complete and correct copies of all Tax returns (including all amendments or modifications thereto) relating exclusively to the Rolodex Business and filed with respect to any period beginning January 1, 1993 up to and including the quarter ended September 30, 1996 have been made available to Purchaser.

                  (d) Except as set forth in the Disclosure Schedule, to Seller's knowledge, there are no Encumbrances, other than Permitted Encumbrances, on any of the assets of the Rolodex Business that arose in connection with any failure (or alleged failure) by Seller or Rolodex PR to pay any Taxes.

                  (e) Except as set forth in the Disclosure Schedule, the Rolodex Business is not currently under examination by the IRS nor any other taxing authority with respect to Taxes. Except as set forth in the Disclosure Schedule, no waivers of statutes of limitations are in effect with respect to Taxes.

                  (f) For purposes of this Agreement, "TAX" or "TAXES" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, alternative or add-on minimum, environmental, gross receipts, sales, use, goods and services, ad valorem, transfer, tollgate, capital stock, franchise, profits, license, withholding, payroll, single business, employment, excise, severance, stamp, occupation, property, unemployment or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, and any installments with respect thereto, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Rolodex Business.

         3.16. UNDISCLOSED LIABILITIES. Seller and Rolodex PR do not have any liabilities of any nature relating to the Rolodex Business that would be required by generally accepted accounting principles to be reflected on a balance sheet or in the notes thereto of the Rolodex Business, other than (a) liabilities that are reflected or reserved against in the Financial Statements;
(b) liabilities disclosed or referred to in the Disclosure Schedule (or the documents listed in the Disclosure Schedule); (c) liabilities as to which no disclosure is required pursuant to this Article III because the making of the representation and warranty is disclaimed pursuant to Section 3.27 or because the liability involves an amount which is less than the threshold above which disclosure is required; and (d) liabilities arising since December 31, 1996 in the ordinary course of business.

         3.17. FEES. Except for the fees payable to Goldman, Sachs & Co., which are the responsibility of Insilco, neither Seller nor Rolodex PR has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

         3.18. RECEIVABLES. Except as set forth in the Disclosure Schedule, all accounts, notes and other receivables and amounts owing to Seller with respect to the Rolodex Business or Rolodex PR (other than intercompany receivables) (collectively, "RECEIVABLES"), whether reflected on the unaudited combined statements of net investment of the Rolodex Business as of December 31, 1994, December 31, 1995 or December 31, 1996, represent bona-fide arm's length transactions in the ordinary course of business.

         3.19. INVENTORY. All inventory of the Rolodex Business (whether or not allocated to contracts in process), including without limitations raw materials, work in process and finished products, packaging, items purchased for distribution or resale and items which have been ordered or purchased by Seller for the Rolodex Business ("INVENTORY"), including inventory shown on the unaudited combined statements of net investment of the Rolodex Business as of December 31, 1994, December 31, 1995 or December 31, 1996 or acquired thereafter, was acquired or manufactured in the ordinary course of business. The Inventory reflected on the unaudited combined statements of net investment of the Rolodex Business as of December 31, 1994, December 31, 1995 and December 31, 1996 was valued on a first-in-first-out method stated at the lower of cost or market.

         3.20. ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.20 of the Disclosure Schedule:

                  (a) COMPLIANCE. To the knowledge of Seller, the Rolodex Business is in compliance with all applicable Laws, Court Orders and Permits relating to protection of public health or the environment, pollution control, or Hazardous Materials (collectively, "ENVIRONMENTAL LAWS"), except where the failure to be in compliance does not, individually or in the aggregate, have a Material Adverse Effect. Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act and the common law. "HAZARDOUS MATERIALS" shall mean any materials containing any (i) "hazardous substance" as defined by CERCLA, (ii) petroleum, including crude oil or any fraction thereof, (iii) natural gas, natural gas liquids or synthetic gas usable for fuel and (iv) asbestos, polychlorinated biphenyls ("PCBS") or isomers of dioxin.

                  (b) NOTICES. Since April 1, 1993, neither Seller with respect to the Rolodex Business nor Rolodex PR has received any claim, notice, complaint, court order, administrative order, or request for information, in each case in writing, from any Governmental Authority or private party (i) alleging violation of, or asserting any exceedance or non-compliance with or potential liability under, any Environmental Laws by it, which allegation or assertion, if true, would, individually or in the aggregate, have a Material Adverse Effect or (ii) requesting investigation or clean-up of any site under the Clean Water Act, CERCLA or under any state law comparable to CERCLA, which investigation or clean-up would, individually or in the aggregate, have a Material Adverse Effect.

                  (c) GOVERNMENT AUTHORIZATIONS. Seller, with respect to the Rolodex Business, and Rolodex PR possess all Permits required under the Environmental Laws and necessary to the ownership and to the conduct of the Rolodex Business, except where the absence thereof, individually or in the aggregate, does not have a Material Adverse Effect.

                  (d) HAZARDOUS MATERIALS. To the knowledge of Seller, since April 1, 1993, no Hazardous Materials have been used, generated, stored or disposed of by Seller with respect to the Rolodex Business or by Rolodex PR in a manner which may lead to claims for penalties, damages, clean-up costs, or remedial work, which claims would have, individually or in the aggregate, a Material Adverse Effect.

                  (e) HAZARDOUS MATERIALS TRANSPORTATION. To the knowledge of Seller, neither Seller, with respect to the Rolodex Business, nor Rolodex PR has, since April 1, 1993, transported Hazardous Materials, or arranged for the transportation of Hazardous Materials, to any site which is the subject of federal, state or local enforcement actions, or other governmental or private investigations, and which may lead to claims for penalties, damages, clean-up costs or remedial work, which claims would have, individually or in the aggregate, a Material Adverse Effect.

                  (f) RELEASE OF HAZARDOUS MATERIALS. To the knowledge of Seller, since April 1, 1993, there has been no release, as defined in CERCLA, of Hazardous Materials at or from any facility or real property now or previously owned, operated or leased by Seller with respect to the Rolodex Business or Rolodex PR, which release would have, individually or in the aggregate, a Material Adverse Effect.

                  (g) ENVIRONMENTAL REPORTS. Seller has made available to Purchaser or Parent all environmental audits, assessments or studies within the possession of Seller or Rolodex PR that are listed in Schedule 3.20 of the Disclosure Schedule with respect to facilities or real property used in the conduct of the Rolodex Business.

                  (h) EXCLUSIVITY. Purchaser, Parent and Seller agree that the only representations and warranties of Seller made herein as to any Environmental Matter are those contained in this Section 3.20 and those contained in Section 3.15 with respect to environmental taxes. As used herein, the term "ENVIRONMENTAL MATTER" means any matter arising out of or relating to the environment, safety or health or the production, storage, handling, use, emission, release, discharge or disposal of any Hazardous Materials.

         3.21. ARRANGEMENTS WITH RELATED PARTIES. Except as set forth in the Disclosure Schedule, no director, officer or employee of Seller or Rolodex PR:
(a) is, to Seller's knowledge, a director, officer or employee of, or consultant to or owns, directly or indirectly, any significant interest in any Person who is a Material competitor, supplier or customer of the Rolodex Business or who owns any Material property, asset or right used by the Rolodex Business or who otherwise has a Material business relationship with the Rolodex Business, or (b) has any contractual relationship with the Rolodex Business (other than contractual relationships, disclosure of which would be required by other Sections of this Article III if not for the fact that such contractual relationships fall below the thresholds set forth in such Sections).

         3.22. CUSTOMERS AND SUPPLIERS. Seller has delivered to Purchaser a list of the ten largest customers and a list of the ten largest suppliers (measured by dollar volume) of the Rolodex Business during each of the last three years ("MAJOR CUSTOMERS" and "MAJOR SUPPLIERS," respectively) and the amount of business done with each supplier or customer. Except as set forth in the Disclosure Schedule, to Seller's knowledge, no Major Customer or Major Supplier is currently threatening any Material change in the business relationship with the Rolodex Business (excluding any change arising out of the transactions contemplated by this Agreement).

         3.23. EMPLOYEES AND LABOR RELATIONS. The Disclosure Schedule sets forth all labor and collective bargaining agreements to which Seller with respect to the Rolodex Business or Rolodex PR is a party or by which any of them is bound. No unfair labor practice charges or complaints are pending against Seller with respect to the Rolodex Business or Rolodex PR with the National Labor Relations Board. The Rolodex Business is in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, the withholding and payment of taxes and contributions, safety and civil rights, except where the failure to comply does not, individually or in the aggregate, have a Material Adverse Effect. There have been no work stoppages by employees of the Rolodex Business during the last three years.

         3.24. COPIES OF DOCUMENTS. Copies of any underlying documents listed in the Disclosure Schedule have been delivered to or made available for inspection by Purchaser or Parent. Except as set forth in the Disclosure Schedule, all copies of such documents are true, complete and correct copies and there are no written amendments to such documents.

         3.25. FRANKLIN ASSET PURCHASE AGREEMENT. As of the date hereof, Franklin has not asserted any written claim for Losses under the Franklin Asset Purchase Agreement or, to the knowledge of Seller, any oral claim for Losses in excess of $50,000 under the Franklin Asset Purchase Agreement.

         3.26. REAL PROPERTY. (a) The Disclosure Schedule sets forth an accurate and complete list of all real property leases to which Seller with respect to the Rolodex Business or Rolodex PR is a party (the "Real Property Leases").

                  (b) Except as set forth in the Disclosure Schedule, to Seller's knowledge, the improvements leased by Seller with respect to the Rolodex Business or by Rolodex Puerto Rico under the Real Property Leases (i) are in adequate condition and repair (subject to normal wear and tear) and (ii) are adequate for the particular purposes for which they are being used in the conduct of the Rolodex Business except in each case for repairs and improvements which are included in Seller's 1996 or 1997 budget.

         3.27. DISCLAIMER. SELLER HAS NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO PURCHASER OR PARENT ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY MADE BY SELLER IN SECTIONS 3.1 THROUGH 3.26 HEREOF (AND IN SELLER'S CERTIFICATE (AS DEFINED IN SECTION 12.1)). IN ANY EVENT, SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER OR PARENT (1) AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING SO TRANSFERRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION) (OTHER THAN AS SPECIFICALLY CONTAINED IN SECTION 3.9(D)) OR 3.26(B), (2) WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO PURCHASER OR PARENT, OR (3) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO PURCHASER OR PARENT EXCEPT, IN THE CASE OF THIS CLAUSE (3) ONLY, AS EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY CONTAINED IN SECTIONS 3.1 THROUGH 3.26 HEREOF.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT
             ------------------------------------------------------

                  Purchaser and Parent hereby jointly and severally represent and warrant to Seller as follows:

         4.1. ORGANIZATION AND GOOD STANDING. Purchaser and Parent each is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate right, power and authority to own, operate and lease all of the facilities, properties and assets it currently owns or leases and to carry on its business as such business is currently conducted. Purchaser and Parent each is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character or location of the facilities, properties and assets now owned, operated or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified and where the failure so to qualify would, individually or in the aggregate, materially hinder or impair the consummation of the transactions contemplated hereby.

         4.2. CORPORATE AUTHORITY AND APPROVAL. Purchaser and Parent each has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and Parent and the consummation by Purchaser and Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser and Parent. This Agreement constitutes the valid and binding obligation of Purchaser and Parent enforceable against Purchaser and Parent in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except that enforceability is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         4.3. CONSENTS. Except as set forth in Schedule 4.3, no consent, approval, authorization or exemption from any Governmental Authority, other than pursuant to the HSR Act, is required to be obtained by Purchaser or Parent in connection with the execution, delivery and performance by Purchaser and Parent of this Agreement or the taking by Purchaser or Parent of any action contemplated hereby.

         4.4. NO CONFLICTS. Neither the execution, delivery and performance by Purchaser and Parent of this Agreement nor the consummation by Purchaser and Parent of the transactions contemplated hereby will, with or without the giving of notice or the lapse of time, or both, subject to obtaining any required consents referred to in Section 4.3, (i) violate any provision of their respective charters or bylaws, (ii) violate any Court Order applicable to Purchaser or Parent, or (iii) conflict with or result in the breach of any agreement reflecting obligations of Purchaser or Parent for borrowed money, in each case except for violations, conflicts or breaches which would not individually or in the aggregate materially hinder or impair the consummation of the transactions contemplated hereby.

         4.5. FUNDS AVAILABLE. Purchaser has, or shall have on the Closing Date, sufficient funds to enable it to pay the Purchase Price and otherwise to consummate the transactions contemplated by this Agreement.

         4.6. LITIGATION. There is no Litigation pending or, to Purchaser's knowledge, threatened against Purchaser or Parent (a) with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated hereby or (b) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

         4.7. FEES. Except for the fees payable to Robert W. Baird & Co. Incorporated, which are the responsibility of Parent and Purchaser, neither Parent nor Purchaser has paid or become liable to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

                                    ARTICLE V

                               COVENANTS OF SELLER
                               -------------------

                  Seller hereby covenants and agrees with Purchaser and Parent as follows:

         5.1. COOPERATION BY SELLER. From the date hereof and prior to the Closing, Seller shall, and shall cause Rolodex PR to, use its best efforts and cooperate with Purchaser and Parent to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Purchaser and Parent to effect the transactions contemplated hereby, and shall otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof. Without limiting the provisions set forth in this Section 5.1, Seller shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within five business days of the date of this Agreement, and Seller shall use, and shall cause each of its affiliates to use, its best efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory authorities, to obtain any consent, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement.

         5.2. CONDUCT OF ROLODEX BUSINESS. (a) Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in the Disclosure Schedule or except as the Chief Executive Officer, President or Vice President-Finance of Parent may otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed), from the date hereof and prior to the Closing, Seller shall and shall cause Rolodex PR to conduct the Rolodex Business only in the ordinary course of business. Without limiting the generality of the foregoing or Section 5.2(b), except as otherwise contemplated by this Agreement or required by any of the documents listed in the Disclosure Schedule, without the prior written consent of the Chief Executive Officer, President or Vice President-Finance of Parent (which consent shall not be unreasonably withheld or delayed), Seller with respect to the Rolodex Business will not, and will cause Rolodex PR not to, take any of the following actions or permit to occur any of the following events:

                           (i) except in the ordinary course of business, sell,
                  transfer or otherwise dispose of any of its Receivables;

                           (ii) account for, manage, or treat Receivables or
                  Inventory in any manner other than the ordinary course of business, or (without limiting the generality of the foregoing) write off as uncollectible any notes or accounts receivable or write down the value of any Inventory other than in amounts that are not Material or in the ordinary course of business;

                           (iii) cancel or waive any Material claims or Material
                  rights of value or sell, transfer, distribute or otherwise dispose of any Material assets, (including the Rolodex PR CDs) except in the ordinary course of business;

                           (iv) dispose of or permit to lapse any rights in, to
                  or for the use of any Material Intellectual Property or disclose to any Person not an employee any Material trade secret, process or know-how not theretofore a matter of public knowledge, except, in the case of a trade secret, process or know how, if done in such a way as to preserve the proprietary nature thereof, and in each case except pursuant to judicial or administrative process;

                           (v) grant any increase in the base compensation or
                  other payment to any of its directors or officers (in the case of Rolodex PR) or employees, or increase the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors or officers (in the case of Rolodex PR) or employees, except in each case increases occurring in the ordinary course of business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Commitment which is disclosed in the Disclosure Schedule or as to which no disclosure is required pursuant to Article III;

                           (vi) make any change in any method of accounting or
                  keeping its books of account or accounting practices except as required by newly applicable generally accepted accounting principles;

                           (vii) increase its indebtedness for borrowed money
                  with respect to the Rolodex Business other than pursuant to the Seller Credit Agreement or, in the case of Rolodex PR, borrowings from Seller;

                           (viii) enter into, amend or modify in any respect any
                  collective bargaining agreement;

                           (ix) incur or guarantee any Material liabilities
                  (whether accrued, contingent, absolute or otherwise), except in the ordinary course of business;

                           (x) lend any money in excess of $50,000 to any Person
                  other than an affiliate or trade debtor;

                           (xi) mortgage, pledge or subject to any Encumbrance
                  (other than Permitted Encumbrances) any Material asset, except under the Seller Credit Agreement; or

                           (xii) enter into or amend any Material Commitment in
                  connection with the Rolodex Business except in the ordinary course of business.

                  (b) Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in the Disclosure Schedule or except as the Chief Executive Officer, President or Vice President-Finance of Parent may otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and prior to the Closing, Seller shall and shall cause Rolodex PR to use its reasonable efforts to maintain (ordinary wear and tear excepted) the Rolodex Business, including its present operations, facilities, working conditions and relationships with Material lessors, licensors, licensees, suppliers and customers and others with whom the Rolodex Business has a Material business relationship such that the Rolodex Business will not be materially impaired.

         5.3. ACCESS. From the date hereof and prior to the Closing, Seller shall and shall cause Rolodex PR to provide Purchaser and Parent with such information as Purchaser and Parent may from time to time reasonably request with respect to the Rolodex Business and the transactions contemplated by this Agreement and provide Purchaser and Parent and their representatives reasonable access during regular business hours and upon reasonable notice to the facilities, properties, books and records of the Rolodex Business as Purchaser and Parent may from time to time reasonably request; PROVIDED that Seller and Rolodex PR shall not be obligated to provide Purchaser or Parent with any information which would violate any Law or term of any Commitment. Any disclosure whatsoever during such investigation by Purchaser or Parent shall not constitute an enlargement of or additional representations or warranties of Seller beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms and conditions of the letter agreement dated October 8, 1996 between Purchaser and Seller (the "CONFIDENTIALITY AGREEMENT").

         5.4. NO SOLICITATION. From the date hereof and prior to the Closing, Seller shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker or other representative or agent retained by it to, directly or indirectly, solicit, initiate, encourage or participate in any way (including by way of furnishing information) in any discussions or negotiations with any Person (other than Purchaser or an affiliate of Purchaser) or enter into any Commitment with any third party concerning any merger, consolidation, sale of shares of capital stock or similar transactions involving Seller with respect to the Rolodex Business or Rolodex PR or a sale of a substantial portion of the assets of the Rolodex Business.

         5.5. CERTIFICATION OF NET INVESTMENT.CERTIFICATION OF NET INVESTMENT Not later than three days prior to the Closing, Seller shall deliver to Purchaser a statement of net investment of the Rolodex Business (the "PRE-CLOSING STATEMENT OF NET INVESTMENT") and certificate by the Chief Financial Officer of Insilco (the "INSILCO C.F.O."), each dated the same date which shall be the last day of the fiscal month preceding the month in which the termination or expiration of the applicable waiting period under the HSR Act occurs, in form and substance reasonably satisfactory to the Chief Financial Officer of Parent. The Pre-Closing Statement of Net Investment shall set forth the changes, to the extent such changes exist, in assets, liabilities and net investment of the Rolodex Business from December 31, 1996. In the certificate, the Insilco C.F.O. will certify that the Pre-Closing Statement of Net Investment
(i) was prepared on a basis consistent with the statement of net investment of the Rolodex Business as at December 31, 1996 that was included in the Financial Statements (except that (1) normal year end adjustments will not have been made to the Pre-Closing Statement of Net Investment, (2) cash and cash equivalents may be reflected on the Pre-Closing Statement of Net Investment in which event cash or cash equivalents in the amount so reflected shall be included in the Acquired Assets, (3) the Pre-Closing Statement of Net Investment shall not reflect a liability for the items referred to in clauses (iii), (vi) and (vii) of Section 1.3(c), and (4) the Pre-Closing Statement of Net Investment shall include a liability for tollgate taxes payable with respect to IDI for fiscal 1995 and 1996 and the portion of 1997 ending on the day preceding the Closing Date (calculated as though the cancellation of the intercompany accounts pursuant to Section 1.5 had occurred in the amount then estimated to be cancelled)), and (ii) presents fairly in all material respects the combined financial position of the Rolodex Business as at the date indicated in accordance with generally accepted accounting principles except (x) as set forth in the footnotes to the Financial Statements or in the Disclosure Schedule, (y) that no liability will have been reflected for the items referred to in clauses
(iii), (vi) and (vii) of Section 1.3(c), and (z) that normal year end adjustments will not have been made.

         5.6. NAME CHANGE. Promptly after the Closing, Seller shall take all necessary action to cause RC to change its name to eliminate the word "Rolodex" therefrom.

         5.7. FURTHER ASSURANCES. At any time after the Closing Date, Seller shall, at Purchaser's expense and without incurring any legal liability beyond that provided for in this Agreement, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser or Parent and necessary for Purchaser and Parent to satisfy their obligations hereunder or obtain the benefits contemplated hereby.

                                   ARTICLE VI

                        COVENANTS OF PURCHASER AND PARENT
                        ---------------------------------

                  Purchaser and Parent hereby jointly and severally covenant and agree with Seller as follows:

         6.1. COOPERATION BY PURCHASER AND PARENT. From the date hereof and prior to the Closing, Purchaser and Parent shall each use its best efforts, and shall cooperate with Seller, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller to effect the transactions contemplated hereby, and shall otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof. Without limiting the provisions set forth in this Section 6.1, Parent shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within five business days of the date of this Agreement, and Purchaser and Parent each shall use, and shall cause each of its affiliates to use, its best efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory authorities, to obtain any consent, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement.

         6.2. PRESERVATION OF BOOKS AND RECORDS. (a) For a period of seven years from the Closing Date:

                           (i) Neither Purchaser nor Parent shall dispose of or
                  destroy any of the books and records of the Rolodex Business relating to periods prior to the Closing ("BOOKS AND RECORDS") without first offering to turn over possession thereof to Seller by written notice to Seller at least 90 days prior to the proposed date of such disposition or destruction.

                           (ii) Purchaser and Parent shall allow Seller and its
                  agents access to all Books and Records on reasonable notice and at reasonable times at Purchaser's principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Purchaser's business.

                           (iii) Purchaser and Parent shall make available to
                  Seller upon reasonable notice to Seller and at reasonable times and upon written request (A) Purchaser's or Parent's personnel to assist Seller in locating and obtaining any Books and Records, and (B) any of Purchaser's or Parent's personnel whose assistance or participation is reasonably required by Seller or any of its affiliates in anticipation of, or preparation for, existing or future Litigation or other matters in which Seller or any of its affiliates is involved. Seller shall reimburse Purchaser and Parent for the reasonable out-of-pocket expenses incurred by them in performing the covenants contained in this Section 6.2(a).

                  (b) The seven-year period referred to in Section 6.2(a) shall be extended in the event that any Litigation or investigation has been commenced or is pending or threatened at the termination of such seven-year period and such extension shall continue until any such Litigation or investigation has been settled through judgment or otherwise or is no longer pending or threatened.

                  (c) The provisions of this Section 6.2 shall be in addition to any other obligations of Purchaser and Parent under this Agreement.

         6.3. SELLER'S REPRESENTATIONS MODIFIED BY PURCHASER'S OR PARENT'S KNOWLEDGE. Purchaser and Parent each hereby agrees that to the extent any representation or warranty of Seller is, to the knowledge of Purchaser or Parent acquired prior to the date hereof, untrue or incorrect, (a) Purchaser and Parent shall have no rights by reason of such untruth or inaccuracy, and (b) any such representation or warranty by Seller shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Purchaser or Parent. In addition, between the date hereof and the Closing, Purchaser or Parent may acquire additional knowledge concerning the matters covered by Seller's representations and warranties. Accordingly, Purchaser and Parent agree (without prejudice to any rights which Purchaser or Parent may have under Section 7.1) that, if the Closing occurs, then to the extent any representation or warranty of Seller made herein or in Seller's Certificate or any Ancillary Agreement (as defined in Section 12.1), to the knowledge of Purchaser or Parent acquired from and after the date hereof and prior to the Closing, is untrue or incorrect, (x) Purchaser and Parent shall have no rights thereunder by reason of such untruth or inaccuracy, and (y) any such representation or warranty by Seller shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Purchaser or Parent.

                                   ARTICLE VII

               CONDITIONS TO PURCHASER'S AND PARENT'S OBLIGATIONS
               --------------------------------------------------

                  The obligations of Purchaser and Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing of all of the following conditions:

         7.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller shall have complied with its agreements and covenants contained in Section 5.5 and shall have complied in all material respects with each of its other agreements and covenants contained herein to be complied with on or prior to the Closing Date, and all the representations and warranties of Seller contained herein shall be true in all Material respects (or, in the case of representations and warranties of Seller contained herein that are already qualified by Materiality or Material Adverse Effect qualifiers, such representations and warranties shall be true as written) on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all Material respects (or true as written, as applicable) as of the specified date. Purchaser shall have received a certificate executed by or on behalf of Seller, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 7.1.

         7.2. CONSENTS. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that shall be required in order to enable Purchaser and Parent to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

         7.3. NO PROHIBITIONS. No statute, rule or regulation or order or decree of any court or Governmental Authority shall be in effect which prohibits Purchaser or Parent from consummating the transactions contemplated by this Agreement.

         7.4. CORPORATE DOCUMENTS. Purchaser and Parent shall have received from Seller certified copies of the resolutions duly adopted by the Board of Directors of each Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

         7.5. ENCUMBRANCES. The Acquired Assets shall be free and clear of all Encumbrances (other than Permitted Encumbrances) (it being understood that the

Encumbrances under the Seller Credit Agreement will be released concurrently with the receipt by Seller of the Purchase Price).

         7.6. DELIVERIES BY SELLER. Purchaser and Parent shall receive the deliveries of Seller listed in Section 2.3(i).

         7.7. CONSENTS. All consents to the transfer to Purchaser of the Commitments or Permits listed on Schedule 7.7 shall have been obtained.

         7.8. PRECLOSING NET INVESTMENT. The Pre-Closing Statement of Net Investment shall reflect a net investment of the Rolodex Business as of the date of such statement of not less than $14,400,000.

         7.9. NO ADVERSE PROCEEDING. As of the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or proceeding by a Governmental Authority in which it is sought to restrain, prohibit or question the validity or legality of the transactions contemplated by this Agreement.

         7.10. RESIGNATION OF ROLODEX PR BOARD OF DIRECTORS. Parent and Purchaser shall have received the written resignation of the Board of Directors of Rolodex PR effective upon the Closing.

                                  ARTICLE VIII

                       CONDITIONS TO SELLER'S OBLIGATIONS
                       ----------------------------------

                  The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing of all of the following conditions:

         8.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER. Purchaser and Parent each shall have complied in all material respects with each of its agreements and covenants contained herein to be complied with on or prior to the Closing Date, and all the representations and warranties of Purchaser and Parent contained herein shall be true in all material respects (or in the case of representations and warranties of Purchaser or Parent contained herein that are already qualified by materiality qualifiers, such representations and warranties shall be true as written) on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects (or true as written, as applicable) as of the specified date. Seller shall have received a certificate executed by or on behalf of Purchaser and Parent, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 8.1.

         8.2. CONSENTS. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from any Governmental Authority that shall be required in order to enable Seller to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

         8.3. NO PROHIBITIONS. No statute, rule or regulation or order or decree of any court or Governmental Authority shall be in effect which prohibits Seller from consummating the transactions contemplated by this Agreement.

         8.4. CORPORATE DOCUMENTS. Seller shall have received from Purchaser and Parent certified copies of the resolutions duly adopted by the Boards of Directors of Purchaser and Parent approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

         8.5. DELIVERIES BY PURCHASER. Seller shall receive from Purchaser and Parent payment of the Purchase Price and the deliveries referred to in Section 2.3(ii) as well as such "sale for resale" certificates with respect to the Inventory as may be requested by Seller.

         8.6. NO ADVERSE PROCEEDING. As of the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or proceeding by a Governmental Authority in which it is sought to restrain, prohibit or question the validity or legality of the transactions contemplated by this Agreement.

                                   ARTICLE IX

           INCOME TAXES; TOLLGATE TAXES; ALLOCATION OF PURCHASE PRICE
           ----------------------------------------------------------

         9.1. INDEMNIFICATION. (a) Seller shall be responsible for and shall indemnify and hold harmless Purchaser and its affiliates (including Rolodex PR) against (i) all federal, state, local and foreign income taxes and franchise taxes which are based on net income, and any interest or penalties thereon ("INCOME TAXES"), (1) of Seller or any consolidated, combined or unitary group of which Seller is or has been a member, and (2) with respect to tax periods or portions of periods ending on or before the day preceding the Closing Date, of Rolodex PR (including, subject to Section 9.3, any deferred Income Taxes of Rolodex PR with respect to such periods described in the first item of Schedule
3.15 of the Disclosure Schedule (the "DEFERRED INCOME TAXES")), (ii) except to the extent provided in Section 9.1(b), all withholding taxes, and any interest or penalties thereon, imposed by Puerto Rico on dividends paid by Rolodex PR to Seller ("TOLLGATE TAXES") (including any deferred Tollgate Taxes described in the first item of Schedule 3.15 of the

Disclosure Schedule) and (iii) all federal or state income taxes, and any interest or penalties thereon, payable by Rolodex PR on the "deemed" sale of its assets under Treasury Regulation Section 1.338(h)(10) - 1(e)(1) by reason of the
Section 338(h)(10) Election (as defined in Section 9.7(a)).

                  (b) Purchaser and Parent jointly and severally shall be responsible for and shall indemnify and hold harmless Seller and its affiliates against all (1) Income Taxes (i) of Purchaser, or any consolidated, combined or unitary group of which Purchaser is or will be a member, and (ii) except to the extent provided in Section 9.1(a)(iii), with respect to tax periods or portions of tax periods beginning on or after the Closing Date, of Rolodex PR and (2) all Tollgate Taxes which would not have been payable but for Purchaser's failure to maintain or cause Rolodex PR to maintain the level of investment or activity in Puerto Rico required to qualify for a 2.5% effective Tollgate Tax rate for distributions made with respect to IDI earned prior to January 1, 1996, or Purchaser's failure to comply or cause Rolodex PR to comply with any other provisions of its Current Tax Grant or any requirement of Act No. 8 of January 24, 1987 of the Commonwealth of Puerto Rico, as amended.

                  (c) Any Income Taxes of Rolodex PR attributable to a tax period which begins before and ends after the Closing Date (a "STRADDLE PERIOD") shall be apportioned between Seller and Purchaser based on the actual operations and transactions of Rolodex PR during the portion of such period ending on the day prior to the Closing Date, and the portion of such period beginning on the Closing Date, respectively, calculated as though the taxable year of Rolodex PR terminated at the close of business on the day prior to the Closing Date. Nothing in this Section 9.1(c) shall be deemed to affect Seller's obligation to indemnify Purchaser and its affiliates pursuant to Section 9.1(a)(iii).

                  (d) Upon timely notice from Purchaser or Parent, Seller shall pay to Purchaser any payment of Income Taxes or Tollgate Taxes required to be paid by Seller pursuant to Section 9.1(a), and upon timely notice from Seller, Purchaser or Parent shall pay to Seller any payment of Income Taxes or Tollgate Taxes required to be paid by Purchaser or Parent pursuant to Section 9.1(b), in each case at least five business days prior to the date any such payment is due.

                  (e) The indemnification obligations contained in this Section
9.1 shall survive the Closing and continue in full force and effect until the applicable statute of limitations has expired with respect to each such Income Tax or Tollgate Tax.

         9.2. FILING RESPONSIBILITY. (a) Seller shall timely prepare and file, or cause to be timely prepared and filed, (i) all Income Tax returns of Rolodex PR for all tax periods ending on or before the Closing Date, and (ii) all Tollgate Tax returns, and timely pay, or cause to be paid, when due, all Income Taxes or Tollgate Taxes, as applicable, relating to such returns.

                  (b) Purchaser shall timely prepare and file, or cause to be timely prepared and filed, all Income Tax returns of Rolodex PR for all Straddle Periods, and timely pay, or cause to be paid, when due, all Income Taxes relating to such returns. Such Income Tax returns shall be prepared in a manner consistent with prior practice of Rolodex PR concerning its respective income, properties or operations (including transfer pricing methodologies and all elections and accounting methods and conventions), except as otherwise required by law or regulation, or otherwise agreed to by Seller prior to the filing thereof. Purchaser shall provide, or cause to be provided, to Seller a substantially final draft of such Income Tax return at least 30 days prior to the due date for filing such Income Tax return, for Seller's review. Seller shall notify Purchaser of any reasonable objections Seller may have to any items set forth in such draft Income Tax return and Purchaser and Seller agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Income Tax return.

         9.3. REFUNDS. Any refunds or credits of Income Taxes (including any interest thereon) received by or credited to Rolodex PR attributable to (i) periods or portions of periods ending prior to the Closing Date or (ii) the
Section 338(h)(10) Election and any refunds or credits of Tollgate Taxes (including any interest thereon) received by or credited to Rolodex PR ("SELLER'S REFUNDS"), shall be for the benefit of Seller, and Seller shall have the sole right, at its expense, to pursue any Seller's Refunds (including filing amended returns and applying for competent authority or analogous relief) and Purchaser shall cause Rolodex PR to pay over to Seller any Seller's Refunds immediately upon receipt thereof; PROVIDED, HOWEVER, that any pre-paid tollgate taxes set forth on the Pre-Closing Statement of Net Investment remaining after the Closing shall not be considered to be a Seller's Refund and shall be for the exclusive benefit of Rolodex PR and Purchaser. In the case of a Seller's Refund which is a credit to Rolodex PR, Rolodex PR shall pay such Seller's Refund to Seller immediately upon receipt of the benefit of such credit through a reduction in any Tax payment required to be made by Rolodex PR after the Closing. In addition, if the Income Taxes with respect to the pre-Closing portion of a Straddle Period of Rolodex PR are less than the payments previously made (or deemed made) by Rolodex PR with respect to the pre-Closing portion of such Straddle Period, Purchaser shall cause Rolodex PR to pay to Seller the excess of such previous payments over such Income Taxes immediately upon Rolodex PR's receiving the benefit of such excess payments through a reduction in any Tax payment required to be made by Rolodex PR after the Closing. Notwithstanding the preceding three sentences, no payment to Seller shall be required of Rolodex PR in respect of Seller's Refunds until the aggregate amount of Seller's Refunds exceeds the aggregate amount of Deferred Income Taxes, and then payment shall be made only in the amount of such excess. The aggregate amount of any Seller's Refunds not paid to Seller shall offset on a dollar for dollar basis Seller's indemnity obligations under Section 9.1(a) with respect to the Deferred Income Taxes.

         9.4. AUDITS. Purchaser or Parent shall promptly notify Seller in writing upon receipt by Purchaser or any affiliate of Purchaser of notice of any pending or threatened Income Tax or Tollgate Tax audits or assessments which may affect the Income Tax or Tollgate Tax liabilities or indemnification obligations of, or otherwise relate to, Seller for tax periods ending on or prior to the Closing Date. Seller shall have the sole right, at its expense, to represent all interests in any tax audit, administrative or court proceeding or other tax matter ("TAX MATTERS") with respect to Income Taxes for such tax periods or Tollgate Taxes, and to employ counsel of its choice; PROVIDED, HOWEVER, that Purchaser's consent shall be required prior to the settlement of any Puerto Rican Income Tax Matter relating to Rolodex PR which has the effect of shifting income or deductions from a period ending on or prior to the Closing Date to a period or portion of a period beginning after the Closing Date to the detriment of Purchaser, which consent shall not be unreasonably withheld. Purchaser and Parent each agrees that it will cooperate fully with Seller and its counsel in the defense against or compromise of any claim in any said proceeding. Purchaser shall have the sole right, at its expense, to represent all interests in any Tax Matter for tax periods ending after the Closing Date, and to employ counsel of its choice; PROVIDED, HOWEVER, that Seller's consent shall be required prior to the settlement of (i) any Tax Matter with respect to Straddle Periods and (ii) any Puerto Rican Income Tax Matter relating to Rolodex PR which has the effect of shifting income or deductions from a period beginning on or after the Closing Date to a period or portion of a period ending on or prior to the Closing Date to the detriment of Seller, which consent in each case shall not be unreasonably withheld.

         9.5. COOPERATION. After the Closing, Purchaser, Parent and Seller shall promptly make available or cause to be made available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities, potential Tax liabilities, or refunds of or relating to the Rolodex Business for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Purchaser, Parent and Seller shall otherwise cooperate with respect to any Tax Matter or claim for Seller's Refunds, including by provision of appropriate powers of attorney. Purchaser shall prepare and provide to Seller any Tax information packages requested by Seller for Seller's use in preparing its or Rolodex PR's Tax returns. Such Tax information packages shall be completed by Purchaser and provided to Seller within 45 days after Seller's request therefor. Each party shall bear its own expenses in complying with the foregoing provisions.

         9.6. PURCHASE PRICE ALLOCATION. The Purchase Price, liabilities of Seller with respect to the Rolodex Business, and other relevant items shall be allocated among the Acquired Assets (including the Rolodex PR Shares) in accordance with the rules of Section 1060 of the Code and Treasury Regulations thereunder. Such allocation shall be set forth on a schedule which shall be prepared by Purchaser and provided to Seller within 75 days following the Closing Date for Seller's review and approval, which approval shall not be unreasonably withheld, provided however that Purchaser and Seller hereby agree that the amount allocated to the Rolodex PR Shares shall be not less than $12,000,000 nor more than $15,000,000. All allocations contained in such schedule shall be used by each party in preparing any filings required pursuant to Section 1060 of the Code or any similar provisions of state or local law and all relevant tax returns, subject to adjustment to reflect (x) Seller's selling expenses as a reduction of sales proceeds, and (y) Purchaser's and Parent's acquisition expenses as an addition to purchase price.

         9.7. SECTION 338 ELECTIONS AND FORMS. (a) With respect to Purchaser's acquisition of the Rolodex PR Shares hereunder, Seller and Purchaser hereby covenant and agree with each other that they will join in making an election under Section 338(h)(10) of the Code, and the Treasury Regulations promulgated thereunder (the "SECTION 338(H)(10) ELECTION") within one day after Seller and Purchaser have agreed upon the allocation referred to in Section 9.7(b); PROVIDED, HOWEVER, that in the event (a) any legislation is enacted into law prior to that time which (i) amends Section 338 of the Code and (ii) has an effective date applicable to transactions occurring on the Closing Date, and (b) Purchaser's outside accounting firm has certified that such legislation will cause the Section 338(h)(10) Election to produce a material net tax detriment to Purchaser or, after the Closing Date, Rolodex PR, then Purchaser may elect not to join in making the Section 338(h)(10) Election and the provisions of this
Section 9.7 shall be null and void. Purchaser shall be responsible for the preparation and timely filing of Form 8023-A (or any successor form) in connection with the Section 338(h)(10) Election and Seller shall cooperate with Purchaser to enable Purchaser to prepare and file such form and to complete the
Section 338(h)(10) Election.

                  (b) The amount allocated to the Rolodex PR Shares pursuant to
Section 9.6 and the liabilities of Rolodex PR and other relevant items shall be allocated to the assets of Rolodex PR in accordance with the rules of Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder. Such allocation shall be set forth on a schedule which shall be prepared by Purchaser and provided to Seller within 75 days following the Closing Date for Seller's review and approval, which approval shall not be unreasonably withheld. All allocations contained in such schedule shall be used by each party in preparing Form 8023-A (or any successor form) and all relevant tax returns, subject to adjustment to reflect (x) Seller's selling expenses as a reduction of sales proceeds, and (y) Purchaser's and Parent's acquisition expenses as an addition to purchase price.

                                    ARTICLE X

                               EMPLOYMENT MATTERS
                               ------------------

         10.1. EMPLOYMENT OFFERS. (a) Purchaser shall offer employment as of the Closing Date to any person who is employed by, or on behalf of, Seller in connection with the Rolodex Business as of the Closing Date and shall cause Rolodex PR to continue to employ all persons who are employees of Rolodex PR as of the Closing Date (including in each case any persons on layoff, disability (other than those persons on total permanent disability, which Purchaser shall have no obligation to employ even though such persons are Employees), maternity leave or leave of absence) (all such persons being referred to individually as an "EMPLOYEE" and collectively as "EMPLOYEES" and each current Employee of Seller who accepts employment with Purchaser being referred to as a "TRANSFERRED EMPLOYEE").

         10.2. EMPLOYMENT ARRANGEMENTS; COLLECTIVE BARGAINING AGREEMENT AND RETAINED EMPLOYEE COMPENSATION AGREEMENTS. Effective upon the Closing, Seller shall assign all of its rights, and Purchaser shall assume and shall timely perform all of Seller's obligations under (i) the individual employment Commitments listed in the Disclosure Schedule, (ii) the collective bargaining agreement listed in the Disclosure Schedule and (iii) the retained employee compensation agreements listed in the Disclosure Schedule, provided, however, that Seller shall retain all liability for (1) the retention and remuneration awards payable under the agreements referred to in clause (iii) of this sentence and (2) the amounts payable to John A. Bermingham under paragraphs 1 and 3 of the Revised Severance and Long-Term Compensation Agreement, dated October 10, 1996, amending the letter agreement between Insilco and John A. Bermingham dated February 27, 1996.

         10.3. ASSUMPTION OF ROLODEX PR PENSION PLAN. As of the Closing Date, Purchaser shall cause Rolodex PR to continue to maintain the Rolodex de Puerto Rico, Inc. Pension Plan (the "ROLODEX PR PENSION PLAN") in accordance with its terms, including any provisions relating to termination and amendment. Effective upon the Closing, Purchaser shall assume and shall timely perform all of Seller's administrative responsibilities with respect to the Rolodex PR Pension Plan, and Seller shall cease to have any responsibilities with respect thereto. Prior to the Closing, Seller and Purchaser shall take all action necessary to effect a transfer of all of Seller's responsibilities under the Rolodex PR Pension Plan, including amendment of the Rolodex PR Pension Plan and related trust, if necessary.

         10.4. 401(K) PLAN. On or prior to the Closing Date, Seller shall take all action necessary to vest participating Employees in their account balances in the Insilco Corporation Thrift Plan (the "Insilco 401(k) Plan"). There shall be no transfer of assets or liabilities of the Insilco 401(k) Plan to any benefit plan of Purchaser or any of its affiliates and Purchaser and Parent acknowledge that Purchaser and its affiliates shall have no right, title or interest in any of the assets of the Insilco 401(k) Plan.

         10.5. INSILCO PENSION PLAN. (a) As of the Closing Date, Seller shall take all actions necessary to provide that the Insilco Corporation Retirement Plan for Salaried Employees (the "INSILCO PENSION PLAN") shall retain all liabilities with respect to all benefits accrued by Employees who are participants as of the Closing Date in the Insilco Pension Plan (the "INSILCO PLAN PARTICIPANTS") under the Insilco Pension Plan through the Closing Date, as if all such Insilco Plan Participants had terminated employment in respect of the Insilco Pension Plan on the Closing Date. Seller shall vest Insilco Plan Participants in their accrued benefits as of the Closing Date. All Insilco Pension Participants shall be treated as terminated vested employees under the Insilco Pension Plan for the purpose of determining benefit entitlements thereunder.

                  (b) There shall be no transfer of assets or liabilities of the Insilco Pension Plan to any benefit plan of Purchaser or any of its affiliates and Purchaser and Parent acknowledge that Purchaser and its affiliates shall have no right, title or interest in any of the assets of the Insilco Pension Plan.

         10.6. INSILCO LONG-TERM INCENTIVE PLAN. Seller shall take all actions necessary to vest, as of the Closing Date, Employees who are participants in the 1993 Insilco Long-Term Incentive Plan (the "Insilco Incentive Plan") in a fractional portion of their outstanding options which would otherwise vest on the next vesting date pursuant to the terms of the option awards. Such fraction will be determined by using 365 as the denominator and, as the numerator, the number of days which have passed since the grant date, or, if later, the last vesting date. Such Employees shall have one year after the Closing Date in which to exercise their vested options. Seller shall retain all liability with respect to the Insilco Incentive Plan.

         10.7. OTHER BENEFIT PLANS. As of the Closing Date, Purchaser shall provide Transferred Employees, and shall cause Rolodex PR to provide Rolodex PR's Employees, with either (i) the medical, dental, life, accidental death and dismemberment and long term disability coverage ("WELFARE COVERAGE") provided to them immediately prior to the Closing Date under the Rolodex Benefit Plans or
(ii) Welfare Coverage under Purchaser's or Parent's plans on terms substantially similar to those applicable to Purchaser's or Parent's employees. Purchaser shall grant all Transferred Employees after the Closing Date credit for all service with Seller and its affiliates and their respective predecessors prior to the Closing Date for all purposes for which such service was recognized by Seller and its affiliates; PROVIDED, HOWEVER, that a Transferred Employee's service with any Seller shall not be counted for purposes of determining any benefit accruals under any defined benefit plan of Purchaser or Parent. Purchaser shall waive any pre-existing condition exclusions and actively-at-work requirements and provide that any expenses incurred on or before the Closing Date by a Transferred Employee or a Transferred Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Without limiting the generality of Section 1.3(a), except as otherwise provided in Sections 10.4, 10.5 and 10.6 or in the proviso below, Purchaser shall assume, as of the Closing Date, all Employee-related liabilities and obligations of Seller, including all liabilities and obligations under the Rolodex Benefit Plans and workers' compensation arrangements with respect to Employees and their dependents and beneficiaries, including, but not limited to, (i) liabilities and obligations for benefits, accrued vacation, compensation, contributions, insurance and health maintenance organization premiums, reserves and administrative expenses, whether incurred or accrued before, on or after the Closing Date and whether or not reported as of the Closing Date, and (ii) liabilities and obligations arising under the continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA with respect to all Employees (or any beneficiary or dependent of any Employee) who, as of the Closing Date, have exercised or are eligible to exercise their right to such continuation coverage; PROVIDED that Seller shall retain all liability for wages and payroll deductions with respect to Employees of Seller (but not with respect to Employees of Rolodex PR, which liability (as well as all other Employee-related liabilities of Rolodex PR) shall continue to be that of Rolodex
PR) for the period ending on the day preceding the Closing Date. Purchaser shall reimburse Seller for any employee benefit liabilities relating to Employees paid for by Seller after the Closing Date which liabilities have been assumed by Purchaser as of the Closing Date pursuant hereto.

         10.8. SEVERANCE. Purchaser agrees to provide severance pay and other benefit entitlements which may be owing to any Employee (i) whose employment is terminated by Purchaser on or after the Closing Date or (ii) by reason of the transactions contemplated hereby, and Seller shall reimburse Purchaser for one half of any payment made by Purchaser by reason of clause (ii) of this sentence (but not by reason of clause (i) of this sentence or by reason of any payments owing under any written employment or severance Commitment). If such severance occurs on or within one year after the Closing Date or by reason of the transactions contemplated hereby, such severance pay and benefit entitlements shall be determined (on an Employee by Employee basis) in accordance with the severance policy of Seller applicable to such Employee immediately prior to the Closing, if more favorable than the severance policy of Purchaser, as applicable, in effect after the Closing.

         10.9. W-2 MATTERS. Pursuant to IRS Revenue Procedure 84-77, Purchaser shall assume Seller's obligation to furnish Forms W-2 to Transferred Employees for the calendar year in which the Closing Date occurs. Seller shall cause ADP to provide Purchaser, upon request, with any information relating to periods ending on the Closing Date necessary for Purchaser to prepare and distribute Forms W-2 to Transferred Employees for the calendar year in which the Closing Date occurs, which Forms W-2 will include all remuneration earned by Employees from both Seller and Purchaser during such year, and Purchaser shall prepare and distribute such forms.

         10.10. MULTIEMPLOYER PLAN. (a) With respect to the United Wire, Metal and Machine Pension Fund (the "MULTIEMPLOYER PLAN"), Purchaser and Seller intend to satisfy the requirements of Section 4204 of ERISA to avoid a withdrawal by Seller as a result of the transactions contemplated hereby from the Multiemployer Plan in respect of the Employees covered by the Multiemployer Plan. In this regard, effective as of 12:01 a.m., New York City time, on the Closing Date, Purchaser shall become a successor employer contributing to the Multiemployer Plan on behalf of the Employees participating therein pursuant to the terms of the applicable collective bargaining agreement and Purchaser shall make contributions from and after the Closing Date to the Multiemployer Plan for substantially the same number of contribution base units (as defined in Section 4001(a)(11) of ERISA) that Seller had an obligation to contribute to the Multiemployer Plan.

                  (b) With respect to the Multiemployer Plan, Purchaser shall provide, as soon as practicable after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA with a five-year term commencing as of the first day of the first plan year of the Multiemployer Plan immediately following the Closing Date (the "PROTECTED PERIOD") or establish an escrow account with a bank or similar financial institution, with the same term, satisfactory to the trustees of the Multiemployer Plan, in an amount equal to the greater of (x) the average of Seller's annual contributions to the Multiemployer Plan for the three plan years preceding the plan year in which the Closing Date occurs, or (y) Seller's contributions to the Multiemployer Plan for the plan year preceding the plan year in which the Closing Date occurs.

                  (c) If there is a partial or complete withdrawal (as such terms are defined in Sections 4205(a) and 4203(a) of ERISA, respectively) from the Multiemployer Plan by Purchaser prior to the end of the Protected Period, Seller shall, to the extent required by applicable law, rule or regulation, be secondarily liable for any withdrawal liability Seller would have had to the Multiemployer Plan if Seller and Purchaser had not entered into the agreements contained in this Section 10.10 to the extent the liability of Purchaser to the Multiemployer Plan as a result of either a complete or partial withdrawal therefrom is not paid by Purchaser to the Multiemployer Plan in respect of such withdrawal. With respect to the Multiemployer Plan, if either Purchaser or Seller or its affiliates requests the Pension Benefit Guaranty Corporation to grant a variance or exemption from the requirements of Section 4204(a)(1)(B) or
(C) of ERISA and such variance or exemption is granted or in the event an exemption from such requirements is available under applicable law, rule or regulation and the Multiemployer Plan confirms that such exemption is applicable, then this subparagraph (c) shall be void and not enforceable.

                  (d) Notwithstanding anything to the contrary set forth in subparagraphs (b) and (c) above, Purchaser and Parent jointly and severally shall indemnify and hold harmless Seller and its affiliates for all Losses (including any secondary liability contemplated by subparagraph (c) above) which are incurred or become payable (i) as a result of Purchaser's failure to comply with the provisions of this Section 10.10 or (ii) as a result of Purchaser's partial or complete withdrawal from the Multiemployer Plan after the Closing Date. Purchaser or Seller, as the case may be, shall promptly notify the other party of any demand for payment of withdrawal liability received by Purchaser or Seller from the Multiemployer Plan.

         10.11. SUBSTITUTION OF PARENT. If permitted by law, Parent may assume any of the obligations to be assumed by Purchaser pursuant to this Article X.

         10.12. INDEMNITY. Without in any way limiting the generality of Section 1.3(a), (i) Purchaser and Parent jointly and severally shall indemnify Seller and its affiliates and hold each of them harmless from and against any Losses which may be incurred or suffered by any of them in connection with any claim made by any Employee by reason of Purchaser's failure to comply with any of the provisions of this Article X and (ii) Seller shall indemnify Purchaser and Parent and hold each of them harmless from and against any Losses which may be incurred or suffered by either of them in connection with any claim made by an Employee by reason of Seller's failure to comply with any of the provisions of this Article X.

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

         11.1. TERMINATION. This Agreement may be terminated prior to the
Closing:

                  (a) by the mutual written consent of Seller and Purchaser; or

                  (b) by either Purchaser, on the one hand, or Seller, on the other hand, if the Closing shall not have occurred on or before the 120th day following the date hereof (in the case of Purchaser's ability to terminate) or the 60th day following the date hereof (in the case of Seller's ability to terminate).

         11.2. EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to this Article XI shall terminate all rights and obligations of the parties hereunder and none of the parties shall have any liability to the other party hereunder, except that Sections 13.5, 13.7 and 13.9, the Confidentiality Agreement and the last sentence of Section 5.3 shall remain in effect, and provided that nothing herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to such termination.

                                   ARTICLE XII

                                 INDEMNIFICATION
                                 ---------------

         12.1. SURVIVAL. The representations and warranties made in this Agreement or in the certificates referred to in Sections 7.1 and 8.1 (the "CERTIFICATES") or any agreement executed at or prior to the Closing in connection herewith (an "ANCILLARY AGREEMENT") shall survive the Closing until April 15, 1998 (the period ending on such date being herein referred to as the "INDEMNIFICATION PERIOD") and on such date shall expire, together with any right to indemnification for breach thereof except to the extent a Valid Third Party Claim Notice (as defined in Section 12.3(a)) or Valid Other Claim Notice (as defined in Section 12.3(b)) (each, a "VALID CLAIM NOTICE") shall have been given prior to such date in accordance with Section 12.3 by the party seeking indemnification (the "INDEMNITEE") to the party from which indemnification is being sought (the "INDEMNITOR"), in which case the representation or warranty alleged in the Valid Claim Notice to have been breached shall survive, to the extent of the claim set forth in the Valid Claim Notice only, until such claim is resolved, and except that if Purchaser or any of its affiliates has given a Valid Claim Notice prior to the end of the Indemnification Period, the covenants and agreements contained in Section 6.3 shall not expire until the claim with respect to which such Notice was given is resolved. The covenants and agreements contained herein to be performed or complied with at or prior to the Closing shall expire at the Closing along with all rights and remedies with respect to the breach thereof. The covenants and agreements contained herein to be performed or complied with after the Closing (other than the covenant and agreement to indemnify against breaches of representations and warranties, which shall expire as set forth in the first sentence of this Section 12.1) ("POST-CLOSING Covenants") shall survive the Closing until the expiration of the applicable statute of limitations. Such Post-Closing Covenants shall include, without limitation, those contained in Sections 1.3 and 9.1.

         12.2. INDEMNIFICATION. (a) If the Closing shall occur, Seller shall indemnify Purchaser and its affiliates and hold each of them harmless from and against all Losses which are incurred or suffered by any of them (i) by reason of the breach of any of the representations or warranties made by Seller herein or in Seller's Certificate (such breach to be determined for this purpose without regard to any Materiality or Material Adverse Effect standard set forth in any representation or warranty) or in any Ancillary Agreement or (ii) by reason of the failure by Seller to perform or comply with any of its Post-Closing Covenants.

                  (b) Any recovery by Purchaser and its affiliates for indemnification shall be limited as follows: (1) Purchaser and its affiliates shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 12.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 12.1; (2) Purchaser and its affiliates shall not be entitled to recover any amount for indemnification claims under clause (i) of Section 12.2(a) unless and until the amount which Purchaser and its affiliates are entitled to recover in respect of such claims exceeds, in the aggregate, $1,750,000 (the "DEDUCTIBLE"), in which event (subject to clause (3) below) the entire amount which Purchaser and its affiliates are entitled to recover in respect of such claims less the Deductible shall be payable; and (3) the maximum amount recoverable by Purchaser and its affiliates for indemnification claims under clause (i) of Section 12.2(a) shall in the aggregate be equal to $12,000,000. No Losses shall be included in determining whether the Deductible has been reached unless a Valid Claim Notice seeking indemnification for such Losses has been given by the Indemnitee to the Indemnitor in accordance with Section 12.3.

                  (c) If the Closing shall occur, Parent and Purchaser shall jointly and severally indemnify each Seller and its affiliates and hold each of them harmless from and against all Losses which are incurred or suffered by any of them (i) by reason of the breach by Parent or Purchaser of any of the representations or warranties made by Parent or Purchaser herein or in their Certificate or in any Ancillary Agreement, or (ii) by reason of the failure by Parent or Purchaser to perform or comply with any of their Post-Closing Covenants; PROVIDED, HOWEVER, that Sellers and their affiliates shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 12.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 12.1.

         12.3. PROCEDURES FOR CLAIMS. (a)(i) In order for an Indemnitee to be entitled to any indemnification provided for under this Article XII in respect of, arising out of or involving a claim made by any third party against the Indemnitee (a "THIRD PARTY CLAIM"), the Indemnitee must notify the Indemnitor in writing of the Third Party Claim (a "THIRD PARTY CLAIM NOTICE") promptly following receipt by such Indemnitee of written notice of the Third Party Claim, which notification, to be a valid Third Party Claim Notice, with the effect set forth in Sections 12.1(a) and 12.2 (a "VALID THIRD PARTY CLAIM NOTICE"), must be accompanied by a copy of the written notice of the third party claimant to the Indemnitee asserting the Third Party Claim; PROVIDED that the failure to provide such Notice promptly (so long as a Valid Third Party Claim Notice is given before the expiration of the Indemnification Period) shall not affect the obligations of the Indemnitor hereunder except to the extent the Indemnitor is prejudiced thereby. The Indemnitee shall deliver to the Indemnitor copies of all other notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

                           (ii) The Indemnitor shall have the right to defend
against any such Third Party Claim (including to conduct any proceedings or settlement negotiations, provided that the Indemnitor shall not settle any Third Party Claim without the Indemnitee's consent, which consent shall not be unreasonably withheld) with counsel of its own choosing. The Indemnitee shall have the right to participate in the defense of any Third Party Claim and to employ its own counsel (it being understood that the Indemnitor shall control such defense), at its own expense. Prior to the time the Indemnitee is notified by the Indemnitor as to whether the Indemnitor will assume the defense of a Third Party Claim, the Indemnitee shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim, including responding timely to legal process. If the Indemnitor shall decline to assume the defense of a Third Party Claim (or shall fail to notify the Indemnitee of its election to defend such Third Party Claim) within 30 days after the giving by the Indemnitee to the Indemnitor of a Valid Third Party Claim Notice with respect to the Third Party Claim, the Indemnitee shall defend against the Third Party Claim and the Indemnitor shall be liable to the Indemnitee for all reasonable fees and expenses incurred by the Indemnitee in the defense of the Third Party Claim, including without limitation the reasonable fees and expenses of counsel employed by the Indemnitee, if and to the extent that the Indemnitor is responsible to indemnify for such Third Party Claim. Regardless of which party assumes the defense of a Third Party Claim, the parties agree to cooperate with one another in connection therewith. Such cooperation shall include providing of records and information which are relevant to such Third Party Claim, and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. Whether or not the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld).

                  (b) In order for an Indemnitee to be entitled to any indemnification provided for under this Article XII in respect of a claim that does not involve a Third Party Claim being asserted against such Indemnitee (an "OTHER CLAIM"), the Indemnitee must promptly notify the Indemnitor in writing of such Other Claim (the "OTHER CLAIM NOTICE"), which notification, to be a valid Other Claim Notice, with the effect set forth in Sections 12.1(a) and 12.2 (a "VALID OTHER CLAIM NOTICE"), (i) must certify that the Indemnitee has in good faith already sustained some (though not necessarily all) Losses with respect to such claim and (ii) if the Other Claim Notice is asserting a claim for breach of any of the representations and warranties contained in Section 3.20 (or in the Seller's Certificate insofar as its pertains to Section 3.20) as to Environmental Matters (an "ENVIRONMENTAL BREACH"), must be accompanied by a written report from a reputable nationally or regionally recognized environmental consulting firm confirming, in reasonable detail, the existence of the conditions as to which an Environmental Breach is claimed. The failure by any Indemnitee to notify the Indemnitor promptly (so long as a Valid Other Claim Notice is given before the expiration of the Indemnification Period) shall not relieve the Indemnitor from any liability that it may have to such Indemnitee under Section 12.2, except to the extent that the Indemnitor has been prejudiced by such failure.

         12.4. OTHER PROVISIONS. (a) The indemnification provided in this
Article XII shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty made by Seller or Parent or Purchaser in this Agreement or in the Certificates or in any Ancillary Agreement. All amounts payable by one party in indemnification of the other shall be considered an adjustment to the Purchase Price.

                  (b) In no event shall Seller be liable for loss of profits or consequential damages incurred by Purchaser or any of its affiliates in connection with an Other Claim, it being understood that Seller shall only be liable (subject to the limitations on liability set forth in this Article XII) for loss of profits or consequential damages that are incurred or suffered by a third party and that form a part of the Third Party Claim of such third party.

                  (c) Upon making any payment to an Indemnitee for any indemnification claim under this Agreement, the Indemnitor shall be subrogated, to the extent of such payment (an "Indemnification Payment"), to any rights which the Indemnitee or its affiliate may have against any other parties (including under any insurance policies) with respect to the subject matter underlying such indemnification claim. The Indemnitee and its affiliates shall cooperate with the Indemnitor in the pursuit of such rights and shall promptly turn over to the Indemnitor any payments (up to the amount of the Indemnification Payment) received in respect of such rights.

                  (d) Notwithstanding anything in this Agreement to the contrary, Seller shall have no liability for any failure by Purchaser or any of its affiliates (including Rolodex PR) to comply with applicable Law after the Closing by reason of the Rolodex Business being operated after the Closing in the manner operated prior to the Closing.

                  (e) Parent, Purchaser and Rolodex PR each understands and agrees that the rights accorded by Section 12.2(a) in respect of Sections 1.3(c)(viii) and 3.20 are its sole and exclusive remedy against Seller with respect to any Environmental Matters whatsoever. Parent, Purchaser and Rolodex PR (each on its own behalf and on behalf of its affiliates and the successors and assigns of any of the foregoing) each hereby waives any right to seek contribution or other recovery from either Seller or from any of their affiliates that any of them may now or in the future ever have under any Environmental Laws, including, without limitation, 42 U.S.C. ss.ss. 9607 and 9613(f) of CERCLA, as such Laws were in the past or are currently in effect, or may in the future be enacted or be in effect. Parent, Purchaser and Rolodex PR (each on its own behalf and on behalf of its affiliates and the successors and assigns of any of the foregoing) each hereby further unconditionally releases each Seller and their affiliates from any and all claims, demands and causes of action that any of them may now or in the future ever have against either Seller or any of their affiliates for recovery under CERCLA or under any other Environmental Laws as such Laws were in the past or are currently in effect, or may in the future be enacted or be in effect. Nothing in this Section 12.4(e) shall affect any rights which Purchaser and its affiliates may have under Section 12.2 for indemnification for any breach by Seller of the representations and warranties contained in Section 3.20 subject to the limitations set forth in Sections 12.1 and 12.2.

                                  ARTICLE XIII

                                  MISCELLANEOUS
                                  -------------

         13.1. NONCOMPETITION; NON-SOLICITATION. (a) Seller agrees that, for a period of five years from the Closing Date, or until there has been a Change in Control (as defined in Section 13.1(d)), whichever period is shorter, it will not engage, either directly or indirectly, solely or jointly with others, or as a stockholder (other than as a holder of less than 5% of the shares of a publicly traded corporation) in any corporation or joint stock association, in any business that is engaged in the manufacture and sale of non-electronic personal information filing systems, non-electronic personal organizers, paper punches and other similar office products.

                  (b) Seller agrees that, for a period of three years from the Closing Date, it will not, without the prior written consent of Purchaser, employ or directly or indirectly knowingly solicit for employment any current employee of the Rolodex Business (excluding secretarial and clerical employees), if employed by Purchaser following the Closing; PROVIDED, HOWEVER, that if Purchaser terminates any such employee of the Rolodex Business for any reason, Seller may rehire such employee.

                  (c) If any provision contained in this Section 13.1 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 13.1, but this Section 13.1 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be of a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 13.1 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Purchaser would be irreparably harmed by any breach of this Section 13.1 and that there would be no adequate remedy at law or in damages to compensate Purchaser for any such breach. Seller agrees that Purchaser shall be entitled to injunctive relief requiring specific performance by Seller of this Section 13.1, and Seller consents to the entry thereof.

                  (d) For purposes hereof, a "CHANGE IN CONTROL" shall be deemed to occur if (i) there occurs any transaction or series of transactions that has the result that shareholders of Insilco immediately before such transaction cease to own at least fifty-one percent of the voting stock of Insilco or any entity that results from the participation of Insilco in a merger, reorganization, consolidation, liquidation or any other form of corporate transaction; (ii) the shareholders of Insilco approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which Insilco does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); (iii) Insilco disposes of all or substantially all of its assets; or (iv) a majority or more of the directors nominated by the Board of Directors of Insilco to serve as directors, each having agreed to serve in such capacity, fail to be elected in a contested election of directors.

         13.2. COLLECTION OF RECEIVABLES; OTHER ASSETS. Seller agrees that, from and after the Closing, Purchaser shall have the right and authority to collect for its own account or the account of its affiliates all Receivables which are transferred and assigned to Purchaser as provided herein, and Purchaser and its affiliates have the right to endorse with the name of Seller any checks received on account of any such Receivable. Seller agrees that it will promptly transfer and deliver to Purchaser any cash or other property which Seller may receive in respect of the Receivables or any other Acquired Asset and Purchaser and Parent each agrees that it will promptly transfer and deliver to Seller any cash or other property which Purchaser or Parent may receive in respect of any Excluded Asset.

         13.3. MAIL. Seller agrees that, from and after the Closing, Purchaser and its affiliates shall have the right and authority to open all mail received by the Rolodex Business, even if addressed to Seller, for processing or forwarding to Seller, as appropriate. Purchaser shall promptly forward to Seller any mail received by it that does not relate to the Rolodex Business or that relates to any Excluded Assets or Excluded Liabilities.

         13.4. BULK SALES LAWS. Purchaser and Parent each hereby waives any requirement that Seller comply with any bulk sales laws applicable to the transactions contemplated hereby, and in exchange therefor Seller agrees to pay, honor and discharge when due any claims of creditors asserted against Purchaser by reason of such noncompliance other than claims which are Rolodex Liabilities.

         13.5. EXPENSES. Seller, on the one hand, and Purchaser and Parent on the other hand, shall pay all costs and expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated hereby, including without limiting the generality of the foregoing, fees and expenses of its financial consultants, accountants and counsel.

         13.6. EXCLUSIVE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the Disclosure Schedule and all other Schedules and Exhibits hereto), and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof. The disclosure of any matter in the Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement, except that disclosures with respect to Section 3.20 are contained only in Schedule 3.20 of the Disclosure Schedule. Any such disclosure shall expressly not be deemed to constitute an admission by Seller or to otherwise imply that any such matter is Material for the purposes of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective affiliates, successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         13.7. GOVERNING LAW, ETC. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 13.11 shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

         13.8. SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; PROVIDED, HOWEVER, that this Agreement may not be assigned by Purchaser or Parent without the prior written consent of Seller except that Purchaser may, at its election, assign this Agreement to a direct or indirect wholly-owned subsidiary so long as (a) the representations and warranties of Purchaser made herein are equally true of such assignee and (b) such assignment does not have any adverse consequences to Seller or any of its affiliates (including, without limitation, any adverse tax consequences or any adverse effect on the ability of Seller to timely consummate the transactions contemplated hereby), but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Purchaser of any of its obligations under this Agreement. Such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Purchaser," and agreeing to be jointly and severally liable with Purchaser and any other assignee for all of the obligations of the assignor hereunder.

         13.9. PUBLICITY. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall give the other party notice in advance of such issuance.

         13.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

         13.11. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid:

                  (a)      If to Seller, to:

                           Insilco Corporation
                           425 Metro Place North
                           Fifth Floor
                           Dublin, Ohio  43017
                           Attention:       Kenneth H. Koch
                                            Vice President and General Counsel
                           Telecopy:        (614) 791-3195

                           with a copy to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York  10004

                           Attention:       Aviva Diamant
                           Telecopy:        (212) 859-4000

                  (b)      If to Purchaser or Parent, to:

                           Newell Co.
                           One Millington Road
                           Beloit, Wisconsin  53512-0117
                           Attention:     William T. Alldredge
                                          Vice President - Finance
                           Telecopy:      (608) 365-3453

                           and

                           Newell Co.
                           4000 Auburn Street
                           Rockford, Illinois  61125
                           Attention:     Dale L. Matschullat
                                          Vice President - General Counsel
                           Telecopy:      (815) 969-6106

                           with a copy to:

                           Schiff Hardin & Waite
                           7200 Sears Tower
                           Chicago, Illinois  60606
                           Attention:     Stuart L. Goodman
                           Telecopy:      (312) 258-5600

or at such other address for a party as shall be specified by like notice.

         13.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement.

         13.13. INTERPRETATION. When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference is to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation." The inclusion of a dollar amount with respect to any representation, warranty, covenant or agreement contained herein shall not be deemed an admission that such amount is a Material amount.

Whenever used in this Agreement, the knowledge of Seller shall mean the actual knowledge of the persons listed on Schedule 13.13A and the knowledge of Purchaser or Parent shall mean the actual knowledge of the persons listed on
Schedule 13.13B.

         13.14. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         13.15. EXTENSION; WAIVER. At any time the parties may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in this Agreement and waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument signed on behalf of such party. The waiver by any party hereto of a breach of any provision hereunder shall not operate to be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         13.16. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                               INSILCO CORPORATION


                               By: /s/ Kenneth H. Koch
                                  ---------------------------------
                                  Name: Kenneth H. Koch
                                  Title: Vice President and General Counsel

                               ROLODEX CORPORATION


                               By: /s/ Kenneth H. Koch
                                   ---------------------------------
                                   Name: Kenneth H. Koch
                                   Title: Vice President and General Counsel

                               NEWELL CO.


                               By /s/ Dale L. Matschullat
                                  ---------------------------------
                                   Name: Dale L. Matschullat
                                   Title: Vice President - General Counsel

                               STERLING PLASTICS CO.


                               By: /s/ Dale L. Matschullat
                                   ---------------------------------
                                   Name: Dale L. Matschullat
                                   Title: Vice President - General Counsel

The undersigned hereby agrees to be bound by the provisions of Section 12.4(e) of the foregoing Agreement effective as of the Closing, as though the undersigned were an original signatory thereto.

ROLODEX DE PUERTO RICO, INC.

By: /s/ Kenneth H. Koch
   ------------------------------
      Name: Kenneth H. Koch
      Title: Vice President and General Counsel